Exhibit 10.1

LEASE AGREEMENT

By and Between

1321 & 1351 HARBOR BAY LLC,
a Delaware limited liability company

(“Landlord”)

and

PENUMBRA, INC.,
a Delaware corporation

(“Tenant”)

January 1, 2022
3489-00015

TABLE OF CONTENTS
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3489-00015

EXHIBITS
EXHIBIT A - THE PROJECT
EXHIBIT B - TENANT WORK LETTER
EXHIBIT C - RULES AND REGULATIONS
EXHIBIT D - FORM OF TENANT'S ESTOPPEL CERTIFICATE
EXHIBIT E - STANDARDS FOR UTILITIES AND SERVICES
EXHIBIT F - FORM OF NON-DISCLOSURE AGREEMENT
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3489-00015

LEASE AGREEMENT
THIS LEASE AGREEMENT, (this “Lease”) is made and entered into as of January 1, 2022 (the “Effective Date”) by and between 1321 & 1351 HARBOR BAY LLC, a Delaware limited liability company (“Landlord”), and Tenant identified in the Basic Lease Information below.
BASIC LEASE INFORMATION
Tenant: Penumbra, Inc., a Delaware corporation
Premises: 148,157 rentable square feet of space
Buildings: the buildings commonly known as 1321 and 1351 Harbor Bay Parkway, Alameda, California, containing approximately 148,157 square feet of rentable area (collectively, the “Building”).
Base Rent: +

Period	Approximate Monthly Rate Per Rentable Square Foot	Monthly Base Rent
1/1/22 – 12/31/22	$2.20	$325,945.40
1/1/23 – 12/31/23	$2.27	$335,723.76
1/1/24 – 12/31/24	$2.33	$345,795.47
1/1/25 – 12/31/25	$2.40	$356,169.34
1/1/26 – 12/31/26	$2.48	$366,854.42
1/1/27 – 12/31/27	$2.55	$377,860.05
1/1/28 – 12/31/28	$2.63	$389,195.85
1/1/29 – 12/31/29	$2.71	$400,871.73
1/1/30 – 12/31/30	$2.79	$412,897.88
1/1/31 – 12/31/31	$2.87	$425,284.82
1/1/32 – 12/31/32	$2.96	$438,043.36
1/1/33 – 12/31/33	$3.05	$451,184.66
1/1/34 – 12/31/34	$3.14	$464,720.20
1/1/35 – 12/31/35	$3.23	$478,661.81
1/1/36 – 12/31/36	$3.33	$493,021.66

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

Security Deposit Amount: None.
Tenant's Building Percentage: 100%.
Tenant's Common Area Building Percentage: 100%.
Commencement Date: January 1, 2022.

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Expiration Date: December 31, 2036.
Landlord's Address:
1321 & 1351 Harbor Bay LLC
c/o Paceline Investors LLC
595 Market Street
Suite 2525
San Francisco, CA 94105

Tenant's Address:

One Penumbra Place
1351 Harbor Bay Parkway
Alameda, California 94502
Attention: General Counsel

With a copy to:

Shartsis Friese LLP
One Maritime Plaza, 18th Floor
San Francisco, California 94111
Attention:    Jonathan M. Kennedy/
    David H. Kremer/Scott A. Schneider
Landlord's Broker: None
Tenant's Broker: Cushman & Wakefield.
Maximum Parking Allocation: all designated parking for the entire Building.
Tenant Improvement Allowance: $5,203,268.90
The Basic Lease Information is incorporated into and made part of this Lease. Each reference in this Lease to any Basic Lease Information shall mean the applicable information set forth in the Basic Lease Information, except that in the event of any conflict between an item in the Basic Lease Information and this Lease, this Lease shall control. Additional terms used but not defined in the Basic Lease Information shall have the meanings given those terms in this Lease.
ARTICLE 1
PREMISES; COMMON AREAS
1.1    Subject to all of the terms and conditions hereinafter set forth, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises. The property shown on Exhibit A to this Lease and all improvements thereon and appurtenances on that land thereto, including, but not limited to, the Building, other office buildings, access roadways, and all other related areas, shall be collectively hereinafter referred to as the “Project.” The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises and the general layout of the Project and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises or the Project, the precise area of the Premises or the Project or the specific location of the Building, “Common Areas,” as that term is defined in Section 1.3, below, or the elements thereof

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or of the accessways to the Premises, or the Project, or the identity or existence of any other tenant or occupant of the Project.
1.2    For purposes of this Lease, (1) ”rentable area” and “usable area” shall be calculated pursuant to the Gross Area 1 Leasing Method for Measuring Floor Area in Office Buildings (ANSI/BOMA Z65.1, 2018) (the “BOMA Standard”); (2) ”rentable square feet” and “rentable footage” and “RSF” shall have the same meaning as the term “rentable area;” and (3) ”usable square feet” and “usable square footage” shall have the same meaning as the term “usable area.”. Notwithstanding anything to the contrary in this Lease, the recital of the rentable area herein above set forth is for descriptive purposes only. Tenant shall have no right to terminate this Lease or receive any adjustment or rebate of any Base Rent or Additional Rent (as hereinafter defined) payable hereunder if said recital is incorrect. For purposes of this Lease the rentable area of the Premises will not be subject to remeasurement by either party hereto at any time.
1.3    Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 27 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its reasonable discretion, after the Effective Date including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the “Common Areas”). Tenant shall have the nonexclusive right, in common with others, to use the Common Areas subject to the terms and conditions of this Lease. As used herein, the Common Areas include any other portion of the Project not leased or designated for lease to tenants from time to time that are provided for use in common by Landlord, Tenant and other tenants of the Project, whether or not any such area is open to the general public, including all landscaping located in or used in connection with those areas of the Project, and including without limitation and pedestrian walkways, parking areas and roads located in the Project. The manner in which the Common Areas are maintained and operated shall, except as set forth below, be at the reasonable discretion of Landlord; but subject to the standards set forth in Article 7, and the use thereof shall be subject to such reasonable rules, regulations and restrictions as Landlord may make from time to time. Landlord reserves the right to close certain Common Areas temporarily to make alterations or additions to or change the location of elements of the Project and the Common Areas; provided that in exercising its rights under this sentence, Landlord shall make commercially reasonable efforts to minimize the disruption to Tenant's business operations during standard business hours. Except in the event of an emergency, Landlord will not materially alter (or agree to any material alteration of) the maintenance standards for the Common Areas or construct or demolish (or agree to the construction or demolition of) of any aspect of the Common Areas, in each case, to the extent under the control of Landlord, without first consulting with Tenant. Subject to “Applicable Laws,” as that term is defined in Section 5.1(a) of this Lease, except when and where Tenant's right of access is specifically excluded in this Lease, and except in the event of an emergency, Tenant shall have the right of access to the Premises, the Building, and the parking facilities servicing the Building twenty-four (24) hours per day, seven (7) days per week during the “Term,” as that term is defined in Section 2.1, below.

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ARTICLE 2
TERM AND CONDITION OF PREMISES
2.1    The term of this Lease (the “Term”) shall commence on the Commencement Date and end on the Expiration Date, unless sooner terminated (the “Termination Date”) as hereinafter provided. The Commencement Dates of this Lease and the obligation of Tenant to pay Base Rent, Additional Rent and all other charges hereunder shall not be delayed or postponed by reason of any delay by Tenant in performing changes or alteration in the Premises not required to be performed by Landlord. In the event that any Commencement Date is a day other than the first day of a month, then the Base Rent shall be immediately paid for such partial month prorated in accordance with Section 4.4 below, subject to Tenant’s abatement rights set forth in the Basic Lease Information.
2.2    Except as expressly set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter”), Landlord shall not be obligated to provide or pay for any improvement, remodeling or refurbishment work or services related to the improvement, remodeling or refurbishment of the Premises, Building or Project, and Tenant shall accept the Premises, Building and Project in their “As Is” condition on the Commencement Date.
2.3    Neither Landlord nor Landlord's agents have made any representations or promises with respect to the condition of the Building, the Premises, the land upon which the Building is constructed, or any other matter or thing affecting or related to the Building or the Premises, except as herein expressly set forth, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in this Lease.
ARTICLE 3
USE, NUISANCE, OR HAZARD
3.1    The Premises shall be used and occupied by Tenant solely for research and development (including clean rooms), general office and light manufacturing/assembly purposes and any other purposes which are legally permissible and do not materially adversely impact the value of the Project (including the operation of cafeterias (not open to general public or available for use by employees of other Project tenants). As part of Tenant's use, Tenant shall have the right to use one or more portions of the Premises for the operation of, and include in the Tenant Improvements (or subsequent Alterations) the construction of, a kitchen/cooking facility (including a gas line of adequate capacity with gas lines stubbed to the Premises) for Tenant's employees and guests only (in no event shall such kitchen/cooking facility be open to or serve the general public), on and subject to the following terms and conditions: (i) Tenant shall be responsible, at its sole cost and expense (subject to the application of the Tenant Improvement Allowance), for obtaining all applicable permits, licenses and governmental approvals necessary for the use of the Premises for such kitchen/cooking facility uses (including, without limitation, any necessary approvals from the applicable health and/or fire departments, permits required in connection with any venting or other air-removal/circulation system, and any required fire-suppression systems), copies of which shall be delivered to Landlord prior to Tenant's installation of any alterations in the Premises in connection with such kitchen/cooking facility uses; (ii) in the event such use requires any alterations to the Base Building (specifically including, without limitation, in connection with the installation of any venting or other air-removal/circulation system), Tenant shall be solely responsible for all costs incurred in connection therewith (subject to the application of the Tenant Improvement Allowance),

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and (iii) Landlord shall have consented to such use, which consent shall not be unreasonably withheld. Tenant will additionally have the right to devote a reasonable portion of the Premises towards the operation of a fitness/wellness center for Tenant's employees only (including shower and locker facilities) subject to such reasonable rules and regulations regarding such operations as Landlord may implement for such fitness center.
3.2    Tenant shall not use, occupy, or permit the use or occupancy of the Premises for any purpose which is illegal or which Landlord, in its reasonable discretion, deems to be dangerous; permit any public or private nuisance; do or permit any act or thing which may unreasonably disturb the quiet enjoyment of any other tenant of the Project; keep any substance or carry on or permit any operation which might introduce offensive odors or conditions into other portions of the Project, use any apparatus which might make undue noise or set up vibrations in or about the Project; permit anything to be done which would increase the premiums paid by Landlord for special causes of loss form property insurance on the Project or its contents (unless Tenant agrees to pay such increased premium) or cause a cancellation of any insurance policy covering the Project or any part thereof or any of its contents; or permit anything to be done which is prohibited by or which shall in any way conflict with any law, statute, ordinance, or governmental rule, regulation or covenants, conditions and restrictions affecting the Project, including without limitation the CC&R's (as defined below) now or hereinafter in force. Should Tenant do any of the foregoing without the prior written consent of Landlord, and the same is not cured within ten (10) business days after notice from Landlord (which ten (10) business day period shall be subject to extension if the nature of the breach is such that it is not possible to cure the same within such ten (10) business day period so long as the Tenant commences the cure of such breach within such ten (10) business day period and diligently prosecutes the same to completion) at Landlord's option, it shall constitute an Event of Default (as hereinafter defined) and shall enable Landlord to resort to any of its remedies hereunder.
3.3    The ownership, operation, maintenance and use of the Project shall be subject to certain conditions and restrictions contained in an instrument (“CC&R's”) recorded or to be recorded against title to the Project. Tenant agrees that regardless of when those CC&R's are so recorded, this Lease and all provisions hereof shall be subject and subordinate thereto and Tenant shall comply therewith; provided, however, that except as required by Applicable Laws (as defined below), Tenant's obligation to comply with CC&R's recorded after the date of this Lease shall be subject to Tenant's prior consent, which will not be withheld unless the same would materially adversely affect Tenant's rights or materially increase Tenant's obligations under this Lease. Accordingly, as a consequence of that subordination, during any period in which the entire Project is not owned by Landlord, (a) the portion of Operating Expenses and Taxes (each as defined below) for the Common Areas shall be allocated among the owners of the Project as provided in the CC&R's, and (b) the CC&R's shall govern the maintenance and insuring of the portions of the Project not owned by Landlord. Tenant shall, promptly upon request of Landlord, sign all documents reasonably required to carry out the foregoing into effect.
ARTICLE 4
RENT
4.1    Tenant hereby agrees to pay Landlord the Base Rent. For purposes of Rent adjustment hereunder, the number of months is measured from the first day of the calendar month in which the Commencement Date falls. Each monthly installment (the “Monthly Rent”) shall be payable by check or by money order or by

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Federal Reserve Automated Clearing House (ACH) deposit to an account as directed by Landlord by written notice to Tenant on or before the first day of each calendar month. Landlord agrees to accept payment by Federal Reserve Automated Clearing House (ACH) deposit only so long as such system is available for Landlord's use. In addition to the Base Rent, Tenant also agrees to pay Tenant's Share of Operating Expenses and Taxes (each as hereinafter defined), and any and all other sums of money as shall become due and payable by Tenant as set forth in this Lease, all of which shall constitute additional rent under this Lease (the “Additional Rent”). All non-recurring payments of Additional Rent will be due and payable as of the date that is thirty (30) days after Landlord's delivery of an invoice therefor. Landlord expressly reserves the right to apply any payment received to Base Rent or any other items of Rent that are not paid by Tenant. The Base Rent, the Monthly Rent and the Additional Rent are sometimes hereinafter collectively called “Rent” and shall be paid when due in lawful money of the United States without demand, deduction, abatement, or offset, except to the extent expressly set forth herein, to the addresses for the rental payment set forth in the Basic Lease Information, or via ACH transfer or as Landlord may designate from time to time by written notice delivered at least thirty (30) days prior to the effective date of the address change.
4.2    In the event any Monthly Rent or Additional Rent or other amount payable by Tenant hereunder is not paid within five (5) days after its due date, Tenant shall pay to Landlord a late charge (the “Late Charge”), as Additional Rent, in an amount of five percent (5%) of the amount of such late payment. Failure to pay any Late Charge following notice and the passage of the cure period described in Section 22.1(a) below shall be deemed a Monetary Default (as hereinafter defined). Provision for the Late Charge shall be in addition to all other rights and remedies available to Landlord hereunder, at law or in equity, and shall not be construed as liquidated damages or limiting Landlord's remedies in any manner. Failure to charge or collect such Late Charge in connection with any one (1) or more such late payments shall not constitute a waiver of Landlord's right to charge and collect such Late Charges in connection with any other similar or like late payments. Notwithstanding the foregoing provisions of this Section 4.2, the Late Charge shall not be imposed with respect to the first late payment in the twelve (12) months following the Commencement Date or with respect to the first late payment in any succeeding twelve (12) month period during the Term unless the applicable payment due from Tenant is not received by Landlord within five (5) days following written notice from Landlord that such payment was not received when due. Following the first such written notice from Landlord in the twelve (12) months following the Commencement Date and the first such written notice in any succeeding twelve (12) month period during the Term (but regardless of whether such payment has been received within such five (5) day period), the Late Charge will be imposed without notice for any subsequent payment due from Tenant during such applicable twelve (12) month period which is not received within five (5) days after its due date.
4.3    All Rents and any other amount payable by Tenant to Landlord hereunder, if not paid when due, shall bear interest from the date due until paid at a rate equal to the prime commercial rate established from time to time by Bank of America, plus four percent (4%) per annum; but not in excess of the maximum legal rate permitted by law. Failure to charge or collect such interest in connection with any one (1) or more delinquent payments shall not constitute a waiver of Landlord's right to charge and collect such interest in connection with any other or similar or like delinquent payments.

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ARTICLE 5
RENT ADJUSTMENT
5.1    Definitions.
(a)    “Operating Expenses”, as said term is used herein, shall, subject to the exclusions and limitations set forth herein, mean all expenses, costs, and disbursements of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with the ownership, operation, management, security, repair, restoration, replacement, or maintenance of the Project, or any portion thereof. Operating Expenses shall be computed in accordance with generally accepted property management practices prevailing among owners of Comparable Buildings (“Prevailing Management Practices”), consistently applied, and shall include, but not be limited to, the items as listed below:
(i)    Wages, salaries, other compensation and any and all taxes, insurance and benefits of, the Project manager and of all other persons engaged in the operation, maintenance and security of the Project (prorated, in the case of employees performing services for one or more properties, on the basis of the estimated number of hours spent performing services for the Project);
(ii)    Payments under any equipment rental agreements or management agreements, including without limitation the cost of any actual or charged management fee and all expenses for the Project management office including rent, office supplies, and materials therefor;
(iii)    Costs of all supplies, equipment, materials, and tools and amortization (including interest at the rate described in clause (vii) below on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof;
(iv)    All costs incurred in connection with the operation, maintenance, and repair of the Project including without limitation, the following: (A) the cost of operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Project; (B) the cost of Common Area janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (C) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which are reasonably anticipated by Landlord to increase Operating Expenses, and the cost incurred in connection with a transportation system management program or similar program; (D) the cost of landscaping, decorative lighting, and relamping, the cost of maintaining fountains, sculptures, bridges; (E) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Taxes” as that term is defined below; and (F) costs and expenses of complying with, or participating in, conservation, recycling, sustainability, energy efficiency, waste reduction or other programs or practices implemented or enacted from time to time at the Building, including, without limitation, in connection with any LEED (Leadership in Energy and Environmental Design) rating or compliance system or program, including that currently coordinated through the U.S. Green Building council or Energy Star

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rating and/or compliance system or program (collectively, “Conservation Costs”); provided, however, that Operating Expenses will not include any capital costs incurred by Landlord in order to initially meet or achieve any LEED or similar certification or rating, as opposed to the annual costs associated with maintaining a previously obtained or achieved rating.
(v)    The cost of supplying all utilities, the cost of operating, maintaining, repairing, replacing, renovating and managing the utility systems, mechanical systems, sanitary, storm drainage systems, communication systems and escalator and elevator systems, and the cost of supplies, tools, and equipment and maintenance and service contracts in connection therewith (however, if and to the extent that any portion of the Premises, from time to time, is metered for any utility consumption such that Tenant pays for the cost of Tenant's utility consumption in such portion of the Premises, either directly to the utility provider or to Landlord, then, with respect to the rentable area of such portion of the Premises, Operating Expenses will not include the cost of the provision of such utilities to any other occupied or occupiable space in the Project).
(vi)    The cost of all insurance carried by Landlord in connection with the Project as reasonably determined by Landlord, including without limitation commercial general liability insurance, physical damage insurance covering damage or other loss caused by fire, earthquake, flood or other water damage, explosion, vandalism and malicious mischief, theft or other casualty, rental interruption insurance and such insurance as may be required by any lessor under any present or future ground or underlying lease of any of the Buildings or of the Project or any holder of a mortgage, deed of trust or other encumbrance now or hereafter in force against any of the Buildings or the Project or any portion thereof, and any deductibles payable thereunder; including, without limitation, Landlord's cost of any self-insurance deductible or retention; provided, however, that if and to the extent Landlord incurs a deductible payment under any policy of earthquake or terrorism insurance coverage, then for the purposes of including such deductible payment in Operating Expenses, such deductible payment shall be treated as if it is a Permitted Capital Expenditure (defined below) with an associated useful life of seven (7) calendar years;
(vii)    Capital improvements or capital renovations made to or capital assets or capital replacements acquired for the Project, or any portion thereof that (1) are intended for the primary purpose of causing a net reduction in Operating Expenses (“Cost Saving Capital Items”), or (2) are necessary for the health, safety and/or security of the Project, its occupants and visitors and are deemed advisable in the reasonable judgment of Landlord and are commensurate with the practices of owners of Comparable Buildings, or (3) are Conservation Costs (subject to the limitation set forth in clause (F) of Section 5.1(a)(iv) above), or (4) are required under any and all applicable laws, statutes, codes, ordinances, orders, rules, regulations, conditions of approval and requirements of all federal, state, county, municipal and governmental authorities and all administrative or judicial orders or decrees and all permits, licenses, approvals and other entitlements issued by governmental entities, and rules of common law, relating to or affecting the Project, the Premises or the Buildings or the use or operation thereof, whether now existing or hereafter enacted, including, without limitation, the Americans with Disabilities Act of 1990, 42 USC 12111 et seq. as the same may be amended from time to time (the “ADA”), all Environmental Laws (as hereinafter defined), and any CC&R's, or any corporation, committee or association formed in connection therewith, or any supplement thereto recorded in

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any official or public records with respect to the Project or any portion thereof (collectively, “Applicable Laws”) (except for capital repairs, replacements or other improvements to remedy a condition existing prior to the Commencement Date which an applicable governmental authority, if it had knowledge of such condition prior to the Commencement Date, would have then required to be remedied pursuant to then-current governmental laws or regulations in their form existing as of the Commencement Date and pursuant to the then-current interpretation of such governmental laws or regulations by the applicable governmental authority as of the Commencement Date); and the cost described in this Section 5.1(a)(vii) being referred to as “Permitted Capital Expenditures”. The cost of Permitted Capital Expenditures shall, for the purpose of inclusion in Operating Expenses, be amortized by Landlord on a straight line basis over the economic useful life of the capital item in question, as reasonably determined by Landlord using generally accepted accounting principles (“GAAP”), consistently applied, and Prevailing Management Practices. The amortized cost of Permitted Capital Expenditures may include interest at the rate paid or payable by Landlord on any funds borrowed for such expenditures from an unaffiliated third-party financial institution, but in no event in excess of the market rate of interest customarily paid on such borrowed funds for such purposes. However, with respect to Cost Saving Capital Items, the monthly inclusion of the amortized cost of such Cost Saving Capital Item shall be further subject to the following limitation: such inclusion shall not exceed an amount that Landlord, anticipated in good faith to be the net reduction in Operating Expenses resulting from such Cost Saving Capital Item;
(viii)    fees, charges and other costs, including management fees, consulting fees, legal fees and accounting fees, of all contractors, engineers, consultants and other persons engaged by Landlord or otherwise incurred by or charged by Landlord in connection with the management, operation, maintenance and repair of the Buildings and the Project; and
(ix)    payments, fees or charges under the CC&R's and any easement, license, operating agreement, declaration, restricted covenant, or instrument pertaining to the sharing of costs by the Project, or any portion thereof (including without limitation costs with respect to the installation and/or replacement of a fountain payable under the CC&R's).
Expressly excluded from Operating Expenses are the following items:
1.    Advertising and leasing commissions;
2.    If, at any time, Landlord elects to self-insure for all or any portion of the insurance coverage required to be maintained by Landlord pursuant to the provisions of Article 13 below, the amount which Landlord would have recovered from any event or circumstance if Landlord had maintained the full amount of insurance coverage described in Article 13 below in lieu of any such self-insurance program;
3.    Principal, interest, and other costs directly related to financing the Project or ground lease rental or depreciation;
4.    The cost of special services to tenants (including Tenant) for which a special charge is made;

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5.    The costs of any capital expenditures except (i) Permitted Capital Expenditures and (ii) any capital expenditures assessed or payable under any CC&R's;
6.    The costs, including permit, license and inspection costs and supervision fees, incurred with respect to the installation of tenant improvements within the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space within the Project or promotional or other costs in order to market space to potential tenants;
7.    The legal fees and related expenses and legal costs incurred by Landlord (together with any damages awarded against Landlord) due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Project;
8.    Costs incurred: (x) to comply with Applicable Laws with respect to any Hazardous Materials (as defined below) which were in existence in, on, under or about the Project (or any portion thereof) prior to the Initial Commencement Date, and were of such a nature that a federal, state or municipal governmental or quasi-governmental authority, if it had then had knowledge of the presence of such Hazardous Materials, in the state, and under the conditions that they then existed in, on, under or about the Project, would have then required the removal, remediation or other action with respect thereto; and/or (y) with respect to Hazardous Materials which are disposed of or otherwise introduced into, on, under or about the Project after the date hereof by Landlord or Landlord's agents or employees and are of such a nature, at time of disposition or introduction, that a federal, state or municipal governmental or quasi-governmental authority, if it had then had knowledge of the presence of such Hazardous Materials, in the state, and under the conditions, that they then existed in, on, under or about the Project, would have then required the removal, remediation or other action with respect thereto; provided, however, Operating Expenses shall include costs incurred in connection with the clean-up, remediation, monitoring, management and administration of (and defense of claims related to) the presence of (1) Hazardous Materials used by Landlord (provided such use is not negligent and is in compliance with Applicable Laws) in connection with the operation, repair and maintenance of the Project to perform Landlord's obligations under this Lease (such as, without limitation, fuel oil for generators, cleaning solvents, and lubricants) and which are customarily found or used in Comparable Buildings and (2) Hazardous Materials created, released or placed in the Premises, Buildings or the Project by Tenant (or Tenant's affiliates or their tenants, contractors, employees or agents) prior to or after the Commencement Date;
9.    The attorneys' fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Project;
10.    The expenses in connection with services or other benefits which are not available to Tenant;
11.    The overhead and profit paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Project to the extent the

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same exceeds the costs of such goods and/or services rendered by qualified, unaffiliated third parties on a competitive basis;
12.    Landlord's charitable or political contributions;
13.    The costs (other than ordinary maintenance and insurance) for sculpture, paintings and other objects of art;
14.    Interest and penalties resulting from Landlord's failure to pay any items of Operating Expense or Taxes when due;
15.    The Landlord's general corporate overhead and general and administrative expenses, costs of entertainment, dining, automobiles or travel for Landlord's employees, and costs associated with the operation of the business of the partnership or entity which constitutes Landlord as the same are distinguished from the costs of the operation of the Project, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord's interest in the Project, costs of any disputes between Landlord and its employees (if any) not engaged in the operation of the Project, disputes of Landlord with management, or outside fees paid in connection with disputes with other Project tenants or occupants (except to the extent such dispute is based on Landlord's good faith efforts to benefit Tenant or meet Landlord's obligations under this Lease);
16.    The costs arising from the gross negligence or willful misconduct of Landlord;
17.    The management office rental to the extent such rental exceeds the fair market rental for such space;
18.    The costs of correction of latent defects in the Project to the extent covered by warranties;
19.    The costs of Landlord's membership in professional organizations (such as, by way of example and without limitation, BOMA) in excess of $2,500.00 per year.
20.    Repairs or other work occasioned by casualty to the extent that Landlord shall receive proceeds of such insurance or would have received such proceeds had Landlord maintained the insurance coverage required under this Lease;
21.    Salaries of individuals who hold a position which is generally considered to be higher in rank than the position of the manager of the Project or the chief engineer of the Project;
22.    The cost of any service sold to any tenant or occupant of the Building for which Landlord is entitled to be reimbursed as an additional charge or rental over and above the basic rent and escalations payable under the lease or occupancy agreement with that tenant or other occupant;
23.    Any amounts paid to any person, firm or corporation related or otherwise affiliated with Landlord or any general partner, officer or

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director of Landlord or any of its general partners, to the extent same materially exceeds arms-length competitive prices paid in the Alameda, California, metropolitan area for services and goods comparable to the services or goods provided;
24.    Costs incurred in removing and storing the property of former tenants or occupants of the Building;
25.    The cost of installing, operating and maintaining any specialty service, observatory, broadcasting facilities, luncheon club, museum, athletic or recreational club, or child care facility, and the cost of installing, operating and maintaining any other service operated or supplied by or normally operated or supplied by a third party under an agreement between a third party and a landlord;
26.    The entertainment expenses and travel expenses of Landlord, its employees, agents, partners and affiliates (other than travel expenses specifically related to Landlord or its property manager performing its obligations under this Lease);
27.    Costs incurred in connection with any bankruptcy proceedings; and
28.    Consulting costs and consulting expenses paid by Landlord unless they relate exclusively to the management or operation of the Project.
29.    That portion, if any, of the management fees paid to Landlord or any affiliate of Landlord that are materially in excess of management fees charged in connection with the management of Comparable Buildings, providing services similar to, and to the same level as, those provided for the Building or are otherwise in excess of three percent (3.0%) of the gross rental revenue derived from the Premises;
(b)    “Taxes” shall mean all real property taxes, ad valorem taxes, personal property taxes, and all other taxes, assessments, embellishments, use and occupancy taxes, transit taxes, water, sewer and pure water charges not included in Section 5.1.(a)(v) above, excises, levies, license fees or taxes, and all other similar charges, levies, penalties, or taxes, if any, which are levied, assessed, or imposed, by any Federal, State, county, or municipal authority, whether by taxing districts or authorities presently in existence or by others subsequently created, upon, or due and payable in connection with, or a lien upon, all or any portion of the Project, or facilities used in connection therewith, and rentals or receipts therefrom and all taxes of whatsoever nature that are imposed in substitution for or in lieu of any of the taxes, assessments, or other charges included in its definition of Taxes, and any costs and expenses of contesting the validity of same. Taxes shall include, without limitation: (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or

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occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Taxes shall also include any governmental or private assessments or the Project's contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises, the tenant improvements in the Premises, or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; (v) All of the real estate taxes and assessments imposed upon or with respect to the Buildings and all of the real estate taxes and assessments imposed on the land and improvements comprising the Project, and (vi) assessments attributable to the Project by any governmental or quasi-governmental agency that Landlord is required to pay. For purposes of this Lease, Taxes shall be calculated as if the tenant improvements in the Buildings were fully constructed and the Project, the Buildings, and all tenant improvements in the Buildings were fully assessed for real estate tax purposes, and accordingly, Taxes shall be deemed to be increased appropriately. Notwithstanding anything to the contrary contained in this Section 5.1(b), there shall be excluded from Taxes (1) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state net income taxes, and other taxes to the extent applicable to Landlord's net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 17.1 of this Lease and similar amounts payable by other Project tenants under similar terms of their leases. If Landlord receives a refund of Taxes, or a credit against future Taxes, for any calendar year, Landlord shall, at its election, either pay to Tenant, or credit against subsequent payments of Rent due hereunder, an amount equal to Tenant's Common Area Building Percentage of the refund (not to exceed the amount paid by Tenant for Taxes for the applicable year), net of any reasonable expenses incurred by Landlord in achieving such refund; provided, however, if this Lease shall have expired or is otherwise terminated, Landlord shall refund in cash any such refund or credit due to Tenant within thirty (30) days after Landlord's receipt of such refund or its receipt of such credit against future Taxes. Landlord's obligation to so refund to Tenant any such refund or credit of Taxes shall survive such expiration or termination. If any Tax can be paid by Landlord in installments, then, for the purpose of calculating Tenant's obligation to pay Taxes, any such Tax shall be deemed to be paid by Landlord in the maximum allocable number of installments, regardless of the manner in which Landlord actually pays such Taxes. Tenant, at Tenant's sole cost and expense, may retain a reputable consultant to review pertinent information related to Taxes assessed against the Project, including valuations, tax bills and other information (“Tax Information”), including review of Tax Information for similar projects in the vicinity of the Project. If, based on that consultant's written recommendation, Tenant believes that it would be appropriate to contest or seek recovery of Taxes, Tenant may give Landlord notice thereof together with a copy of all reports provided by Tenant's consultant and Landlord will meet and confer with Tenant in good faith to discuss whether a contest or other appeal or challenge of Taxes is appropriate. If and to the extent Landlord reasonably believes that it is a prudent business decision to contest or seek recovery of Taxes as recommended by Tenant's consultant, Landlord will take reasonable action to pursue such contest and/or recovery. However if the Building is located on a separate tax parcel (i.e., the Building does not share a tax parcel with any other building) and Tenant leases eighty percent (80%) or more of the rentable area in the Building, then, if Landlord declines to proceed with any

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such contest or other challenge or appeal of Taxes which was recommended by Tenant's tax consultant, Tenant may elect by written request (the “Tax Notice”) to Landlord to require Landlord to proceed with such contest or other challenge or appeal of Taxes, in which event, so long as Tenant continues to pay all Rent (including all Taxes as assessed) as required under this Lease, Landlord agrees to undertake such contest or other challenge or appeal as requested by Tenant in the Tax Notice and Tenant shall reimburse Landlord for all costs and expenses incurred by Landlord in connection with such contest, challenge or appeal within thirty (30) days after Landlord's written demand given from time to time. In the event that as a result of such contest, challenge or appeal undertaken by Landlord in response to a Tax Notice it is determined that Taxes have been overpaid or that the taxpayer is entitled to a reimbursement or retroactive decrease, then any refund or credit shall first be applied to reimburse Tenant for the cost of such proceedings paid by Tenant, but in no event more than the cumulative tax savings to Landlord achieved as a result of such contest, challenge or appeal, and the balance thereof shall be paid or credited to Tenant as provided above in this Section 5.1(b).
(c)    “Lease Year” shall mean the twelve (12) month period commencing January 1st and ending December 31st.
(d)    “Tenant's Building Percentage” shall mean Tenant's percentage of the Building as determined by dividing the rentable area of the Premises by the total rentable area of the Building. If there is a change in the total of the Building rentable area as a result of an addition to the Building, partial destruction, modification or similar cause, which event causes a reduction or increase on a permanent basis, Landlord shall cause adjustments in the computations as shall be necessary to provide for any such changes; any such adjustments shall be calculated in accordance with the BOMA Standard. Landlord shall segregate Operating Expenses on an equitable basis into two (2) separate categories, one (1) such category, to be applicable only to Operating Expenses incurred for the Building and the other category applicable to Operating Expenses incurred for the Common Areas and/or the Project as a whole. As a consequence, two (2) Tenant's Building Percentages shall apply, one (1) such Tenant's Building Percentage shall be calculated by dividing the rentable area of the Premises by the total rentable area in the Building (“Tenant's Building Only Percentage”), and the other Tenant's Building Percentage to be calculated by dividing the rentable area of all Premises by the total rentable area of all buildings in the Project (“Tenant's Common Area Building Percentage”). Consequently, any reference in this Lease to “Tenant's Building Percentage” shall mean and refer to both Tenant's Building Only Percentage and Tenant's Common Area Building Percentage of Operating Expenses. Tenant's Building Percentage shall be determined separately for each individual Building in which a portion of the Premises may be located.
(e)    “Tenant's Tax Percentage” shall mean the percentage determined by dividing the rentable area of the Premises by the total rentable area of all buildings in the Project.
(f)    “Market Area” shall mean Alameda, California (the “City”).
(g)    “Comparable Buildings” shall mean comparable office/R&D use buildings owned by institutions in the Market Area.
5.2    Tenant shall pay to Landlord, as Additional Rent, Tenant's Share (as hereinafter defined) of the Operating Expenses. “Tenant's Share” shall be determined by multiplying Operating Expenses for any Lease Year or pro rata portion thereof, by Tenant's Building Percentage. Landlord shall, in advance of each Lease

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Year, deliver to Tenant a written estimate of what Tenant's Share will be for such Lease Year based, in part, on Landlord's operating budget for such Lease Year, Landlord's annual statement of estimated Operating Expenses for any year shall be set forth in reasonable detail, and shall contain (i) a line-item breakdown of component costs comparable to that described in Section 5.3 and (ii) the method of calculation of any so-called “gross-up” performed by Landlord in estimating Operating Expenses. Tenant shall pay Tenant's Share as so estimated each month (the “Monthly Escalation Payments”). The Monthly Escalation Payments shall be due and payable at the same time and in the same manner as the Monthly Rent.
5.3    Landlord shall, within one hundred fifty (150) days after the end of each Lease Year, or as soon thereafter as reasonably possible, provide Tenant with a written statement of the actual Operating Expenses incurred during such Lease Year for the Project and such statement shall set forth Tenant's Share of such Operating Expenses (“Landlord's Statement”). Landlord's Statement shall be set forth in reasonable detail, and shall contain a line-item breakdown showing at least the following major categories and subcategories of costs:
(i)    maintenance and repairs;
(ii)    utilities;
(iii)    security;
(iv)    common area association dues and assessments;
(v)    grounds;
(vi)    management fees;
(vii)    insurance; and
(viii)    administrative fees.
Without the necessity of exercising Tenant's rights described in Section 5.4 below, Tenant may at any time following delivery of Landlord's Statement, request that Landlord meet with Tenant to review such Landlord's Statement including, without limitation, for the purpose of allowing Tenant to receive an explanation of any other items reasonably requested by Tenant, including:
1)    the method of calculation of any “gross-up” of Operating Expenses performed by Landlord;
2)    the anticipated savings to be realized in the subject calendar year by any Cost Saving Capital Item the cost of which is included as a portion of Operating Expenses;
3)    the method of prorating the wages, salaries and payroll burden of employees engaged primarily, but not solely, in the management, operation or maintenance of the Project; and/or
4)    any proportionate cost attributable to a Building which represents a proration of costs shared by one or more buildings.

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Tenant shall pay Landlord, as Additional Rent, the difference between Tenant's Share of Operating Expenses and the amount of Monthly Escalation Payments made by Tenant attributable to said Lease Year, such payment to be made within thirty (30) days of the date of Tenant's receipt of said statement (except as provided in Section 5.4 below); similarly, Tenant shall receive a credit if Tenant's Share is less than the amount of Monthly Escalation Payments collected by Landlord during said Lease Year, such credit to be applied to future Monthly Escalation Payments to become due hereunder (or, if the Term expires prior to the full crediting of such overpayment, any such remaining overpayment will be delivered by Landlord to Tenant within thirty (30) days following the delivery of the statement). If utilities, janitorial services or any other components of Operating Expenses increase during any Lease Year, Landlord may revise Monthly Escalation Payments due during such Lease Year by giving Tenant written notice to that effect; and thereafter, Tenant shall pay, in each of the remaining months of such Lease Year commencing as of the first (1st) day of the calendar month which next occurs at least thirty (30) days following the date of Landlord's delivery to Tenant of such revised estimate, a sum equal to the amount of the revised difference in Operating Expenses multiplied by Tenant's Building Percentage divided by the number of months remaining in such Lease Year.
5.4    Within one hundred fifty (150) days following Tenant's receipt of Landlord's Statement or Landlord's Tax Statement, Tenant may give Landlord notice (the “Review Notice”) stating that Tenant elects to review Landlord's calculation of the amount of Operating Expenses and/or Taxes payable by Tenant for the Lease Year to which such Statement applies. Tenant may not deliver more than one (1) Review Notice with respect to Operating Expenses or Taxes for any Lease Year (for avoidance of doubt, however, Tenant may deliver one (1) Review Notice with respect to Tenant's desire to review Landlord's books and records regarding Operating Expenses, and subsequently deliver a second (2nd) Review Notice with respect to Tenant's desire to review Landlord's books and records with respect to Taxes, provided that each such Review Notice is delivered within the time period described in the second (2nd) sentence of this Section 5.4). If Tenant fails to give Landlord such a Review Notice within the one hundred fifty (150) day period, Tenant shall be deemed to have approved the applicable Statement. If Tenant timely gives the Review Notice, Tenant shall be entitled to conduct or require an audit to be conducted, provided that (a) not more than one (1) such audit of each category of pass-through (i.e., Operating Expenses and Taxes) may be conducted with respect to any Lease Year, (b) the records for each Lease Year may be audited only once with respect to each category and pass through (i.e., Operating Expenses and Taxes), (c) such audit is commenced within thirty (30) days following the date upon which Landlord makes Landlord's applicable books and records available to Tenant for review, and (d) such audit is completed and a copy thereof is delivered to Landlord within thirty (30) days following the commencement of such audit. Tenant's auditor must be a member of a nationally recognized accounting firm and must not charge a fee based on the amount that the accountant is able to save Tenant by the inspection. As a condition precedent to any inspection by Tenant's accountant, Tenant shall deliver to Landlord a copy of Tenant's written agreement with such accountant, which agreement shall include provisions which state that (i) Landlord is an intended third party beneficiary of such agreement, (ii) such accountant will not in any manner solicit or agree to represent any other tenant of the Project with respect to an audit or other review of Landlord's accounting records at the Project, and (iii) such accountant shall maintain in strict confidence any and all information obtained in connection with the review and shall not disclose such information to any person or entity other than to the management personnel of Tenant or as may be necessary in any judicial or arbitration proceeding between Landlord and Tenant regarding the accurate calculation and payment of Operating Expenses or Taxes, or as otherwise mandated by law. An overcharge of Operating Expenses or Taxes by Landlord shall not entitle Tenant to terminate this Lease. No subtenant shall have the right to audit. Any assignee's audit

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right will be limited to the period after the effective date of the assignment. No audit shall be permitted if an Event of Default by Tenant has occurred and is continuing under this Lease, including without limitation any failure by Tenant to pay any amount due under this Article 5. If Landlord responds to any such audit with an explanation of any issues raised in the audit, such issues shall be deemed resolved unless Tenant responds to Landlord with further written objections within thirty (30) days after receipt of Landlord's response to the audit. In no event shall payment of Rent ever be contingent upon the performance of such audit. For purposes of any audit, Tenant or Tenant's duly authorized representative, at Tenant's sole cost and expense, shall have the right, upon fifteen (15) days' written notice to Landlord, to inspect Landlord's books and records pertaining to Operating Expenses and Taxes at the offices of Landlord or Landlord's managing agent during ordinary business hours, provided that such audit must be conducted so as not to interfere with Landlord's business operations and must be reasonable as to scope and time. If, following any such audit, Tenant disputes Landlord's determination of Operating Expenses or Taxes, Tenant will provide a full and complete copy of Tenant's auditor's report and the parties shall, thereafter, diligently and in good faith, meet and confer in an attempt to resolve any differences. If, however, the parties are unable to resolve any differences within thirty (30) days after their initial meeting, at the election of either party hereto, the subject matter shall be referred to, and determined by, the arbitration procedure described in Article 12. If actual Operating Expenses or Taxes are determined to have been overstated or understated by Landlord for any calendar year, then the parties shall within thirty (30) days thereafter make such adjustment payment or refund as is applicable, and if actual Operating Expenses or Taxes are determined to have been overstated by Landlord for any calendar year by in excess of three percent (3%), then Landlord shall pay the reasonable cost of Tenant's audit and the overstated amount refundable to Tenant shall include interest at the prime rate charged by the largest state chartered bank in the State of California plus four percent (4%), but not exceeding the maximum rate permitted by law, from the date of Landlord's annual Operating Expense statement or Taxes statement described in Section 5.3 above until the date such refund is paid to Tenant (such payment will not be an Operating Expense). Notwithstanding the foregoing, in the event that Tenant identifies a material error or omission in Landlord's calculations that may relate to the prior Lease Year, Tenant shall have the right to re-audit or otherwise verify the existence or non-existence of such error for such prior Lease Year, and to the extent such error has occurred in such prior Lease Year, Landlord shall provide Tenant with full credit for such errors against the next payment(s) of Additional Rent due hereunder, or if beyond the end of the Term, refund such amount to Tenant.
5.5    If the occupancy of the Building during any part of any Lease Year is less than one hundred percent (100%), Landlord shall make an appropriate adjustment of the variable components of Operating Expenses for that Lease Year, as reasonably determined by Landlord using sound accounting and management principles, to determine the amount of Operating Expenses that would have been incurred had the Building been one hundred percent (100%) occupied. This amount shall be considered to have been the amount of Operating Expenses for that Lease Year. For purposes of this Section 5.5, “variable components” include only those component expenses that are affected by variations in occupancy levels.
5.6    Tenant shall pay to Landlord, as Additional Rent, “Tenant's Tax Share” (as hereinafter defined) of the Taxes. “Tenant's Tax Share” shall be determined by multiplying Taxes for any Lease Year or pro rata portion thereof, by Tenant's Tax Percentage. Landlord shall, in advance of each Lease Year, deliver to Tenant a written estimate of what Tenant's Tax Share will be for such Lease Year and Tenant shall pay Tenant's Tax Share as so estimated each month (the “Monthly Tax Payments”). The

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Monthly Tax Payments shall be due and payable at the same time and in the same manner as the Monthly Rent.
5.7    Landlord shall, within one hundred fifty (150) days after the end of each Lease Year, or as soon thereafter as reasonably possible, provide Tenant with a written statement of the actual Taxes incurred during such Lease Year for the Project (“Landlord's Tax Statement”), shall set forth Tenant's Tax Share of such Taxes; without having to exercise Tenant's rights under Section 5.4 above, Tenant shall have the right, from time to time, upon reasonable advance written or telephonic notice to Landlord, to review, in the property management office for the Project, the Tax invoices upon which Landlord's Tax Statement is based. Tenant shall pay Landlord, as Additional Rent, the difference between Tenant's Tax Share of Taxes and the amount of Monthly Tax Payments made by Tenant attributable to said Lease Year, such payment to be made within thirty (30) days of the date of Tenant's receipt of said statement; similarly, Tenant shall receive a credit if Tenant's Tax Share is less than the amount of Monthly Tax Payments collected by Landlord during said Lease Year, such credit to be applied to future Monthly Tax Payments to become due hereunder. If Taxes increase during any Lease Year, Landlord may revise Monthly Tax Payments due during such Lease Year by giving Tenant written notice to that effect; and, thereafter, Tenant shall pay, in each of the remaining months of such Lease Year, a sum equal to the amount of revised difference in Taxes multiplied by Tenant's Tax Percentage divided by the number of months remaining in such Lease Year. Despite any other provision of this Article 5, Landlord may adjust Operating Expenses and/or Taxes and submit a corrected statement to account for Taxes or other government public-sector charges (including utility charges) that are for that given year but that were first billed to Landlord after the date that is ten (10) business days before the date on which the statement was furnished.
5.8    If the Taxes for any Lease Year are changed as a result of protest, appeal or other action taken by a taxing authority, the Taxes as so changed shall be deemed the Taxes for such Lease Year. Any expenses incurred by Landlord in attempting to protest, reduce or minimize Taxes shall be included in Taxes in the Lease Year in which those expenses are paid. Landlord shall have the exclusive right to conduct such contests, protests and appeals of the Taxes as Landlord shall determine is appropriate in Landlord's sole discretion.
5.9    Tenant's obligation with respect to Additional Rent and the payment of Tenant's Share of Operating Expenses and Tenant's Tax Share of Taxes as well as Landlord's obligation to reconcile Additional Rent and make payments of any overcharge of Operating Expenses or Taxes, shall survive the Expiration Date or Termination Date of this Lease and Landlord shall have the right to retain the Security Deposit, or so much thereof as it deems necessary, to secure payment of Tenant's Share of Operating Expenses and Tenant's Tax Share of Taxes for the final year of the Lease, or part thereof, during which Tenant was obligated to pay such expenses.
5.10    With respect to any particular service provided by Landlord to the Premises, the cost of which is included in the Operating Expenses payable by Tenant under this Lease, Landlord agrees that for the purpose of calculating the Operating Expenses payable by Tenant hereunder, the cost of any such service payable by Tenant shall be no higher than the lowest cost Landlord charges other tenants in the Project for the same service, calculated on a per unit, per square foot or other reasonable basis, with variations allowed to account for any material differences in the services provided to the Premises and those provided to other tenants of the Project. For illustrative purposes only, if (a) Landlord's cost of providing a particular service is included in the Operating Expenses payable by Tenant under this Lease, (b) the lowest amount Landlord charges

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any other tenant in the Project for such service is $0.25 per rentable square foot, and (c) there are no material differences in the service provided to the Premises and the service provided to such lowest-cost tenant, then that portion of the Operating Expenses payable by Tenant under this Lease with respect to such service shall be no higher than $0.25 per rentable square foot.
5.11    Notwithstanding the foregoing provisions of this Article 5, Tenant will not be responsible for any Operating Expenses or Taxes attributable to any year which is first billed to Tenant more than three (3) calendar years after the date of expiration of the expiration of the Lease Year to which such Operating Expenses or Taxes apply, provided that Tenant shall nonetheless be responsible for any such sums for any Lease Year if the same are first levied by any governmental authority or by any public utility companies following the date that is three (3) calendar years following the expiration of such Lease Year.
ARTICLE 6
SERVICES TO BE PROVIDED BY LANDLORD
6.1    Subject to Articles 5 and 10 herein, Landlord agrees to furnish or cause to be furnished to the Premises the utilities and services described in the Standards for Utilities and Services, attached hereto as Exhibit E, subject to the conditions and in accordance with the standards set forth herein.
6.2    Landlord shall not be liable for any loss or damage arising or alleged to arise in connection with the failure, stoppage, or interruption of any such services; nor shall the same be construed as an eviction of Tenant, work an abatement of Rent (except as set forth in Article 45), entitle Tenant to any reduction in Rent, or relieve Tenant from the operation of any covenant or condition herein contained; it being further agreed that Landlord reserves the right to discontinue temporarily such services or any of them at such times as may be necessary by reason of repair or capital improvements performed within the Project, accident, unavailability of employees, repairs, alterations or improvements, or whenever by reason of strikes, lockouts, riots, acts of God, or any other happening or occurrence beyond the reasonable control of Landlord. In the event of any such failure, stoppage or interruption of services, Landlord shall promptly use reasonable diligence to have the same restored. Neither diminution nor shutting off of light or air or both, nor any other effect on the Project by any structure erected or condition now or hereafter existing on lands adjacent to the Project, shall affect this Lease, abate Rent, or otherwise impose any liability on Landlord. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.
6.3    Unless otherwise provided by Landlord, Tenant shall separately arrange with the applicable local public authorities or utilities, as the case may be, for the furnishing of and payment of all utilities as may be required by Tenant in the use of the Premises. Tenant shall directly pay for such utility services as may be required by Tenant in the use of the Premises, including the establishment and connection thereof, at the rates charged for such services by said authority or utility; and the failure of Tenant to obtain or to continue to receive such services for any reason whatsoever shall not relieve Tenant of any of its obligations under this Lease.
6.4    Tenant shall provide Landlord with keys and access codes to allow Landlord access to the Premises.

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6.5    At all times during the Term Landlord shall have the right to select the utility company or companies that shall provide electric, water and sewer services to the Premises and, subject to all Applicable Laws, Landlord shall have the right at any time and from time to time during the Term to either (a) contract for services from such utility service provider(s) other than the provider with which Landlord has a contract as of the date of this Lease (the “Current Provider”), or (b) continue to contract for services from the Current Provider. The cost of such utility services and any energy management and procurements services in connection therewith (other than costs paid directly by Tenant to the service provider) shall be Operating Expenses. Notwithstanding the foregoing, Tenant shall have the right to select alternative utility providers for that Building, subject to Landlord's approval, which shall not be unreasonably withheld.
6.6    If Tenant is billed directly by a public utility with respect to Tenant's electrical usage at the Premises, upon request from time to time, Tenant shall provide monthly electrical utility usage for the Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord's option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant's electricity usage with respect to the Premises directly from the applicable utility company.
6.7    Notwithstanding anything to the contrary in Section 6.2 or elsewhere in this Lease, if Landlord enters any portion of the Premises and/or performs work outside of the Premises and such entry or work interferes with Tenant's reasonable use of or ability to have access to any portion of the Premises , (b) such failure or Landlord's entry is not due to any one or more Force Majeure Events or to an event covered by Article 19, (c) Tenant has given Landlord reasonably prompt written notice (which notice may, for the purposes of this Section 6.7, be delivered via personal delivery to the Project's property management office as long as a copy of that notice is concurrently sent as provided in Article 36) of such failure or that such entry or work by Landlord is unreasonably interfering with Tenant's use of or ability to have access to any portion of the Premises and (d) as a result of such failure, entry or work all or any part of the Premises is rendered unusable or inaccessible for Tenant's normal business purposes (and, as a result, all or such part of the Premises is not used by Tenant during the applicable period) for more than five (5) consecutive days, then Tenant shall be entitled to an abatement of Rent proportional to the extent to which the Premises are thereby rendered unusable or inaccessible by Tenant, commencing with the later of (i) the sixth business day during which such unusability or inaccessibility continues or (ii) the sixth business day after Landlord receives such notice from Tenant, until the Premises (or part thereof affected) are again usable or until Tenant again uses the Premises (or part thereof rendered unusable) in its business, whichever first occurs. The foregoing rental abatement shall be Tenant's exclusive remedy therefor, unless the foregoing rental abatement is due to Landlord's willful failure to provide the services in question, in which event the foregoing rental abatement shall be Tenant's exclusive monetary remedy therefor. Notwithstanding the foregoing, the provisions of Article 19 below and not the provisions of this subsection shall govern in the event of casualty damage to the Premises or Project and the provisions of Article 20 below and not the provisions of this subsection shall govern in the event of condemnation of all or a part of the Premises or Project.

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ARTICLE 7
REPAIRS AND MAINTENANCE BY LANDLORD
7.1    Landlord shall provide for the cleaning, maintenance and landscaping of the Common Areas in keeping with the ordinary standard for Comparable Buildings as part of Operating Expenses; as described in Section 1.3 above. As of the date of this Lease, Empire Parkway Centre Owners Association provides such services of the Common Areas on behalf of Landlord and such costs are included in Operating Expenses. Landlord will not materially alter (or agree to the material alteration of) the maintenance standards for the Common Areas and/or construct or demolish (or agree to the construction or demolition of) any aspect of the Common Areas (in each case, to the extent under the control of Landlord) without first consulting with Tenant. Landlord shall be responsible for maintaining and repairing and keeping in good condition and repair, commensurate with the standards of maintenance and repair at Comparable Buildings, the structure and the structural exterior of the Building.
7.2    Landlord or Landlord's officers, agents, and representatives (subject to any security regulations imposed by any governmental authority) shall have the right to enter all parts of the Premises at all reasonable hours upon reasonable prior notice to Tenant (other than in an emergency) to inspect, clean, make necessary repairs, alterations, and additions to the Project or the Premises to make repairs to adjoining spaces, to cure any Event of Default of Tenant hereunder that Landlord elects to cure pursuant to Section 22.5, below, to post notices of nonresponsibility, to show the Premises to prospective tenants (during the final nine (9) months of the Term or at any time after the occurrence of an Event of Default that remains uncured), mortgagees or purchasers of the Building (provided that Tenant shall have the right to require that any such prospective tenant, mortgagee or purchaser execute a nondisclosure agreement in the form of Exhibit F attached hereto prior to any entry into the Premises), or to provide any service which it is obligated or elects to furnish to Tenant; and, except as set forth in Section 6.8, Tenant shall not be entitled to any abatement or reduction of Rent by reason thereof. Landlord shall have the right to enter the Premises at any time and by any means in the case of an emergency. Landlord will endeavor to provide Tenant with at least fifteen (15) days prior notice of any of the actions set forth in this Section 7.2, to be taken by Landlord if such action could substantially interfere with Tenant's ability to (i) conduct business in any portion of the Premises, (ii) gain access to and from any portion of the Premises, or (iii) use or have access to and egress from the parking area. Tenant shall have the right to require that Landlord be accompanied by a representative of Tenant during any such entry, but in no event shall Landlord be required to wait for such representative if entry is in response to an emergency and the emergency requires immediate access to prevent imminent harm to person or property, and Tenant agrees to use reasonable efforts to make such a representative available at such commercially reasonable times as Landlord requests. Landlord shall use commercially reasonable efforts to minimize interference with Tenant's use of the Premises (or any portion thereof) for Tenant's business purposes in connection with that access (such efforts to include limiting the performance of any such work (other than in an emergency) which might be disruptive to weekends or the evening and the cleaning of any work area prior to the commencement of the next business day; provided that notwithstanding anything to the contrary and others Lease, the additional cost of performing such work on weekends or outside of normal business hours shall be an Operating Expense). For clarity, such fifteen (15) day notice shall never be required in connection with Landlord's inspection of the Premises or to show the Premises to prospective tenants, mortgagees or purchasers of the Building, but in those instances at least one (1) business day's prior written notice will be required. To the extent that Landlord installs, maintains, uses, repairs or replaces pipes, cables, ductwork, conduits, utility lines, and/or wires through

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hung ceiling space, exterior perimeter walls and column space, adjacent to and in demising partitions and columns, in or beneath the floor slab or above, below, or through any portion of the Premises, then in the course of making any such installation or repair: (w) Landlord will not interfere unreasonably with or interrupt the business operations of Tenant within the Premises; (x) Landlord will not reduce Tenant's usable space, except to a de minimus extent, if the same are not installed behind existing walls or ceilings; (y) Landlord will box in any of the same installed adjacent to existing walls with construction materials substantially similar to those existing in the affected area(s) of the Premises; and (z) Landlord will repair all damage caused by the same and restore such area(s) of the Premises to substantially the condition existing immediately prior to such work. Notwithstanding anything to the contrary set forth in this Article 17, Tenant may designate in writing certain reasonable areas of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information. In connection with the foregoing, Landlord shall not enter such Secured Areas except in the event of an emergency. Landlord shall only maintain or repair such secured areas to the extent (i) as required by Applicable Law, or (ii) in response to specific requests by Tenant and in accordance with a schedule reasonably designated by Tenant, subject to Landlord's reasonable approval. If Landlord has not been provided with keys to the Secured Area, Tenant shall provide a system for making a key available to the fire department and other emergency responders and Tenant shall be responsible for any damage to the Premises or Building arising from Landlord not having been provided with keys to the Secured Area.
7.3    Except as otherwise expressly provided in this Lease, Landlord shall not be liable for any failure to make any repairs or to perform any maintenance and there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant's business arising from the making of any repairs, alterations or improvements in or to any portion of the Project, Building or the Premises or in or to fixtures, and equipment therein. Tenant hereby waives all rights it would otherwise have under California Civil Code Sections 1932(1) and 1942(a), or any similar law, statute or ordinance now or hereafter in effect, to make repairs at Landlord's expense, to deduct repair costs from Rent and/or terminate this Lease as the result of any failure by Landlord to maintain or repair.
ARTICLE 8
REPAIRS AND CARE OF PREMISES BY TENANT
8.1    Tenant shall, at Tenant's sole cost and expense, be responsible for the full maintenance and repair of the non-structural portions of the Building, including without limitation all corridors, windows, roof membrane, Building Systems, all other Base Building elements and equipment (i.e., other than the Common Areas, which shall be the obligation of Landlord as part of Operating Expenses).  Tenant's obligations under this Article 8 shall include all work, whether ordinary or extraordinary, including capital expenditures as needed, so that the Building is maintained and repaired to a condition which is consistent with Comparable Buildings. If the Building, the Project, or any portion thereof, including but not limited to, the elevators, boilers, engines, pipes, and other apparatus, or members of elements of the Building used for the purpose of climate control of the Buildings or operating of the elevators, or of the water pipes, drainage pipes, electric lighting, or other equipment of the Buildings (collectively, the “Building Systems”) or the roof or outside walls of the Buildings and also the Premises improvements, including but not limited to, the carpet, wall coverings, doors, and woodwork, become damaged or are destroyed through the negligence, carelessness, or misuse of Tenant, its servants, agents, employees, or anyone permitted by Tenant to be in the Building (other than Landlord and Landlord's agents, contractors, employees or

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representatives), or through it or them, then, subject to Section 13.4 below, the reasonable cost of the necessary repairs, replacements, or alterations shall be borne by Tenant who shall pay the same to Landlord as Additional Rent within thirty (30) days after demand accompanied by reasonably detailed backup documentation. Landlord shall have the exclusive right, but not the obligation, to make any repairs necessitated by such damage. As used in this Lease, the “Base Building” shall mean the public restrooms, elevators, exit stairwells and the Building Systems.
8.2    Subject to Section 13.4 below, Tenant agrees, at its sole cost and expense, to repair or replace any damage or injury done to the Project, or any part thereof, caused by Tenant, Tenant's agents, employees, licensees, or invitees which Landlord elects not to repair. Tenant shall not injure the Project or the Premises and, at Tenant's sole cost and expense, shall maintain the interior non-structural portions of the Premises, including without limitation all improvements, fixtures and furnishings therein, and the floor or floors on which the Premises are located, in good order, repair and condition at all times during the Term. If Tenant fails to keep such elements of the Premises in such good order, condition, and repair as required hereunder to the reasonable satisfaction of Landlord and such failure continues for ten (10) business days following Landlord's notice to Tenant (except in the case of emergency, in which no such cure period shall apply), Landlord may, upon notice to Tenant, restore the Premises to such good order and condition and make such repairs without liability to Tenant for any loss or damage that may accrue to Tenant's property or business by reason thereof, and within thirty (30) days after Landlord's delivery of a detailed invoice for the cost associated therewith, accompanied by reasonably detailed backup documentation, Tenant shall pay to Landlord, as Additional Rent, upon demand, the cost of restoring the Premises to such good order and condition and of the making of such repairs, plus an additional charge of five percent (5%) thereof; provided, however, that, except in the case of emergency, if any such work of repairs is anticipated to cost in excess of one hundred thousand dollars ($100,000.00), Landlord shall first competitively bid such work to at least three (3) qualified contractors and shall select the lowest responsible bid. Upon the Expiration Date or the Termination Date, Tenant shall surrender and deliver up each portion of the Premises to Landlord in the same condition in which it existed at the applicable Commencement Date for such Premises, excepting only ordinary wear and tear, damage arising from any cause not required to be repaired by Tenant, any alterations approved by Landlord (or permitted to be made by Tenant without the need for Landlord approval) pursuant to Article 15, and the initial Tenant Improvements made to any portion of the Premises by Tenant in accordance with the Tenant Work Letter. Upon the Expiration Date or the Termination Date, Landlord shall have the right to re-enter and take possession of the Premises.
8.3    Tenant shall provide its own janitorial and cleaning services to the Premises at Tenant's sole cost and expense. Landlord is not obligated to provide any janitorial or cleaning services to the Premises.
ARTICLE 9
TENANT'S EQUIPMENT AND INSTALLATIONS
9.1    If heat-generating machines or equipment, including telephone equipment, cause the temperature in any portion of the Premises, or any part thereof, to exceed the temperatures the Building's air conditioning system would be able to maintain in the Premises were it not for such heat-generating equipment, then Landlord may notify Tenant of such circumstance, and the parties shall promptly meet and confer in good faith in an attempt to determine the most economically efficient method of mitigating the impact of Tenant's machines or equipment, which either Landlord or, at

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Landlord's option, Tenant, will then implement upon agreement; however, if the parties are unable to agree on any such effective mitigation measure, then Landlord, upon notice to Tenant, shall have the right to install supplementary air conditioning units in the Premises as reasonably necessary to mitigate the effect of Tenant's machinery or equipment, and the cost thereof, including the cost of installation and the cost of operation and maintenance thereof, including water, shall be paid by Tenant to Landlord within thirty (30) days after demand by Landlord.
9.2    Except for office equipment consistent with office use in Comparable Buildings, Tenant shall not install within the Premises any equipment which consumes high volumes of electricity or produces heat that may affect the temperature of the Premises without the specific written consent of Landlord, subject to Article 15, below. Tenant shall not, without the specific written consent of Landlord (which consent shall not be unreasonably withheld, conditioned, or delayed), install or maintain any apparatus or device within the Premises which shall increase the usage of electrical power or water for the Premises to an amount materially greater than would be normally required for general office use for space of comparable size in Comparable Buildings; and if any such apparatus or device is so installed, Tenant agrees to furnish Landlord a written agreement to pay for any additional costs of utilities as the result of said installation.
ARTICLE 10
FORCE MAJEURE
10.1    It is understood and agreed that with respect to any service or other obligation to be furnished or obligations to be performed by either party, in no event shall either party be liable for failure to furnish or perform the same when prevented from doing so by strike, lockout, breakdown, accident, supply, or inability by the exercise of reasonable diligence to obtain supplies, parts, or employees necessary to furnish such service or meet such obligation; or because of war or other emergency; or for any cause beyond the reasonable control with the party obligated for such performance; or for any cause due to any act or omission of the other party or its agents, employees, licensees, invitees, or any persons claiming by, through, or under the other party; or because of the failure of any public utility to furnish services; or because of order or regulation of any federal, state, county or municipal authority (collectively, “Force Majeure Events”). Nothing in this Section 10.1 shall limit or otherwise modify or waive a party's obligation to pay any amount payable hereunder as and when due pursuant to the terms of this Lease. The provisions of this Article 10 will not, however, serve to delay except as expressly set forth in Article 19 below, the date upon which Tenant may terminate this Lease in accordance with the provisions of Article 19. If either party hereto is delayed in the performance of any obligation hereunder by Force Majeure Event(s), such party shall promptly notify the other of the nature of, obligation and the Force Majeure Event causing such delay, and shall keep the other party apprised, from time to time of the delayed party's reasonable estimate (without warranty) of the extent of the remaining delay.
ARTICLE 11
CONSTRUCTION, MECHANICS' AND MATERIALMAN'S LIENS
11.1    Tenant shall not suffer or permit any construction, mechanics' or materialman's lien to be filed against the Premises or any portion of the Project by reason of work, labor services, or materials supplied or claimed to have been supplied to Tenant. Nothing herein contained shall be deemed or construed in any way as constituting the consent or request of Landlord, expressed or implied, by inference or

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otherwise, for any contractor, subcontractor, laborer, or materialman to perform any labor or to furnish any materials or to make any specific improvement, alteration, or repair of or to the Premises or any portion of the Project; nor of giving Tenant any right, power, or authority to contract for, or permit the rendering of, any services or the furnishing of any materials that could give rise to the filing of any construction, mechanics' or materialman's lien against the Premises or any portion of the Project.
11.2    If any such construction, mechanics' or materialman's lien shall at any time be filed against the Premises or any portion of the Project as the result of any act or omission of Tenant, Tenant covenants that it shall, within twenty (20) days after Tenant has notice of the claim for lien, procure the discharge thereof by payment or by giving security or in such other manner as is or may be required or permitted by law or which shall otherwise satisfy Landlord. If Tenant fails to take such action, Landlord, in addition to any other right or remedy it may have, may take such action as may be reasonably necessary to protect its interests. Any amounts paid by Landlord in connection with such action, all other expenses of Landlord incurred in connection therewith, including reasonable attorneys' fees, court costs, and other necessary disbursements shall be repaid by Tenant to Landlord within thirty (30) days after demand.
ARTICLE 12
ARBITRATION
12.1    In the event that a dispute arises under Section 5.3 above, Section 18.3 below, or Section 2.3 of the Tenant Work Letter, the same shall be submitted to arbitration in accordance with the provisions of applicable state law, if any, as from time to time amended. Arbitration proceedings, including the selection of an arbitrator, shall be conducted pursuant to the Streamlined Arbitration Rules of JAMS. Both parties agree to proceed with any such arbitration in good faith and to refrain from taking any actions which will unreasonably delay any such arbitration proceedings. Prior written notice of application by either party for arbitration shall be given to the other at least ten (10) days before submission of the application to the JAMS office in the city wherein the Building is situated (or the nearest other city having a JAMS office). The award of the arbitrator may be entered as a judgment in the appropriate Federal or Superior court, and the parties consent to the jurisdiction of such court and further agree that any service of process or notice of motion or other application to the court or a judge thereof may be served outside the state wherein the Building is situated by registered mail or by personal service, provided a reasonable time for appearance is allowed. The costs and expenses of each arbitration hereunder and their apportionment between the parties shall be determined by the arbitrator in his or her award or decision, subject to the penultimate sentence of this section. No arbitrable dispute shall be deemed to have arisen under this Lease (a) prior to the expiration of the period of twenty (20) days after the date of the giving of written notice by the party asserting the existence of the dispute, together with a description thereof sufficient for an understanding thereof, and (b) where Tenant disputes the amount of a Tenant payment required hereunder (e.g., Operating Expense excess under Section 5.3 hereof), prior to Tenant paying in full the amount billed by Landlord, including the disputed amount. The prevailing party in such arbitration shall be reimbursed for its expenses, including reasonable attorneys' fees. Notwithstanding the foregoing, in no event shall this Article 12 affect or delay Landlord's unlawful detainer rights under California law.

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ARTICLE 13
INSURANCE
13.1    Landlord shall maintain, as a part of Operating Expenses, special causes of loss form property insurance on the Project (excluding, at Landlord's option, the property required to be insured by Tenant pursuant to Section 13.2(e), below) in an amount equal to the full replacement cost of the Project, subject to such deductibles as Landlord may determine. Such coverage will be inclusive of standard fire and extended coverage insurance, including endorsements (or coverage in the policy) against vandalism, malicious mischief and other perils, will contain at least twelve (12) months of “rental income loss” coverage payable in instances in which Tenant is entitled to Rent abatement hereunder, and shall include (i) an “extended coverage” endorsement (or coverage in the policy), (ii) a “building laws” and/or “law and ordinance” coverage endorsement (or coverage in the policy) that covers “costs of demolition,” “increased costs of construction” due to changes in building codes and “contingent liability” with respect to undamaged portions of the Building, and (iii) an “earthquake sprinkler leakage” endorsement (or coverage in the policy). Landlord shall not be obligated to insure, and shall not assume any liability of risk of loss for, any of Tenant's furniture, equipment, machinery, goods, supplies, improvements or alterations upon the Premises. Such insurance shall be maintained with an insurance company selected, and in amounts desired, by Landlord or Landlord's mortgagee, and payment for losses thereunder shall be made solely to Landlord subject to the rights of the holder of any mortgage or deed of trust which may now or hereafter encumber the Project. Additionally Landlord may maintain such additional insurance, including, without limitation, earthquake insurance, flood insurance, liability insurance and/or rent insurance, as Landlord may in its sole discretion elect. The cost of all such additional insurance shall also be part of the Operating Expenses. Any or all of Landlord's insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties, and in such event Operating Expenses shall include the portion of the reasonable cost of blanket insurance that is allocated to the Project. Landlord may elect to meet some or all of its insurance obligations under this Lease pursuant to a program of self-insurance, including loss reserves derived in accordance with accepted standards of the insurance industry and accrued or otherwise funded, that is comparable the self-insurance programs of other comparable owners of Comparable Buildings with respect to such Comparable Buildings, and in such event Operating Expenses shall include the portion of the reasonable cost of self-insurance that is allocated to the Project. If Landlord so elects to self-insure, then the following shall apply:
(a)    Landlord shall have, and shall promptly perform each and every of the duties of, an insurer issuing the policy which Landlord has elected to self-insure (and Landlord shall have no defense to such duties arising from or in connection with this Lease, except to the extent that such defense would be available to an unrelated third-party insurer issuing the required policy of insurance and issuing a waiver of subrogation as to Tenant), including all fiduciary duties and duties of good faith and fair dealing implied by law with respect to insurance carriers.
(b)    Any self-insurance by Landlord shall comply with all insurance requirements of Landlord otherwise required by the provisions of this Lease and shall provide coverage no less restrictive than as provided by standard Insurance Services Office, Inc. policy form commercially available during the Term and, as to property insurance, equivalent in coverage to that provided by a “Causes of Loss - Special Form” policy as of the Effective Date.

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(c)    Landlord shall have no claim, and Landlord hereby waives all rights of recovery, against Tenant, its agents, officers, directors, shareholders, members, managers, constituent partners or employees, for any damage, loss, or injury which would have been covered by any policy of property insurance policy required under this Lease, even if Landlord is self-insuring for all or a portion of the perils or risks which would have been covered by such policy of insurance had it been carried with a third party insurance carrier, rather than self-insured; provided that Landlord shall have all defenses that would be available to an unrelated third-party insurer issuing the required policy of insurance and issuing a waiver of subrogation as to Tenant.
13.2    Tenant, at its own expense, shall maintain with insurers authorized to do business in the State of California and which are rated A- or better and have a financial size category of at least VII in the most recent Best's Key Rating Guide, or any successor thereto (or if there is none, an organization having a national reputation), (a) commercial general liability insurance, including Broad Form Property Damage and Contractual Liability with the following minimum limits: General Aggregate $3,000,000.00; Products/Completed Operations Aggregate $2,000,000.00; Each Occurrence $2,000,000.00; Personal and Advertising Injury $1,000,000.00; Medical Payments $5,000.00 per person, (b) Umbrella/Excess Liability on a following form basis with the following minimum limits: General Aggregate $10,000,000.00; Each Occurrence $10,000,000.00; (c) Workers' Compensation with statutory limits; (d) Employer's Liability insurance with the following limits: Bodily injury by disease per person $1,000,000.00; Bodily injury by accident policy limit $1,000,000.00; Bodily injury by disease policy limit $1,000,000.00; (e) property insurance on special causes of loss insurance form covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant's property on the Premises installed by, for, or at the expense of Tenant, (ii) the “Tenant Improvements,” as that term is defined in Section 2.1 of the Tenant Work Letter, and any other improvements which exist in the Premises as of the Commencement Date (excluding the Base Building) (the “Original Improvements”), and (iii) all other improvements, alterations and additions to the Premises (such insurance shall be for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion); (f) business interruption insurance including coverage up to one year of annual rent under this Lease; and (g) business auto liability insurance having a combined single limit of not less than One Million Dollars ($1,000,000.00) per occurrence and insuring Tenant against liability for claims arising out of ownership, maintenance or use of any owned, hired or non-owned automobiles. Notwithstanding the foregoing, the minimum limit for the General Aggregate of commercial general liability insurance, including Broad Form Property Damage and Contractual Liability shall be reduced to $2,000,000.00 so long as Tenant maintains the minimum limits of both the General Aggregate and Each Occurrence of Umbrella/Excess Liability at $20,000,000.00. At all times during the Term, such insurance shall be maintained, and Tenant shall cause a current and valid certificate of such policies to be deposited with Landlord. If Tenant fails to have a current and valid certificate of such policies on deposit with Landlord at all times during the Term and such failure is not cured within three (3) business days following Tenant's receipt of notice thereof from Landlord, Landlord shall have the right, but not the obligation, to obtain such an insurance policy, and Tenant shall be obligated to pay Landlord the amount of the premiums applicable to such insurance within thirty (30) days after Tenant's receipt of Landlord's request for payment thereof. Said policy of liability

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insurance, including the general liability, umbrella and auto policies, shall designate Landlord and Landlord's managing agent as additional insureds and Tenant as the insured and shall be noncancellable with respect to Landlord except after thirty (30) days' written notice from the insurer to Landlord; notwithstanding the foregoing, Landlord acknowledges that, as of the Effective Date, many insurers are unwilling to provide third parties (such as Landlord) with notice of cancellation and agrees that if Tenant is unable to obtain such commitment from its insurer, then Tenant's obligation pursuant to the provisions of this sentence will be to promptly notify Landlord following Tenant's receipt of any notice of cancellation from Tenant's insurer.
13.3    Tenant shall adjust the amount of coverage established in Section 13.2 hereof to such amount as in Landlord's reasonable opinion, adequately protects Landlord's interest; provided that (i) the same is consistent with the amount of coverage customarily required of comparable tenants in Comparable Buildings and (ii) Landlord shall not have the right to require Tenant to adjust its insurance coverage more than once in any twenty four (24) calendar month period.
13.4    Notwithstanding anything in this Lease to the contrary, Landlord and Tenant each hereby waives any and all rights of recovery, claim, action, or cause of action against the other, its agents, employees, licensees, or invitees for any loss or damage to or at the Premises or the Project or any personal property of such party therein or thereon by reason of fire, the elements, or any other cause which would be insured against under the terms of (i) special causes of loss form property insurance or (ii) the liability insurance referred to in Section 13.2, to the extent of such insurance, regardless of cause or origin, including omission of the other party hereto, its agents, employees, licensees, or invitees. Landlord and Tenant covenant that no insurer shall hold any right of subrogation against either of such parties with respect thereto. This waiver shall be ineffective against any insurer of Landlord or Tenant to the extent that such waiver is prohibited by the laws and insurance regulations of the State of California. The parties hereto agree that any and all such insurance policies required to be carried by either shall provide that such party's insurer waives any right of recovery against the other party in connection with any such loss or damage. For avoidance of doubt, if at any time Landlord elects to self-insure for any of its obligations as described in Section 13.1, above, then for the purposes of this Section 13.4, Landlord shall be deemed to have maintained all of the insurance coverage described in Section 13.1 above. Tenant acknowledges and agrees that Tenant’s insurance is primary and any insurance or self-insurance maintained by the additional insureds hereunder is excess only and non-contributory. Tenant and Landlord will reasonably cooperate to agree upon a mutually satisfactory table of levels and types of coverage to be required from various types of vendors, contractors, subcontractors and agents used by Tenant, reasonably consistent with the levels and types of coverage required in Comparable Buildings, and Tenant will be responsible for insuring that such entities meet such coverage requirements prior to their entry into the Building. Tenant will keep records of each such entity’s insurance coverage and such records will be available for Landlord’s review at Landlord’s request. If either party in good faith deems it necessary to revise or update the required levels or types of coverage, both parties will cooperate in good faith to agree upon suitable revisions or updates.
13.5    In the event Tenant's occupancy or conduct of business in or on the Premises, whether or not Landlord has consented to the same, results in any increase in premiums for the insurance carried from time to time by Landlord with respect to the Building, Tenant shall pay any such increase in premiums as Rent within thirty (30) days after bills for such additional premiums shall be rendered by Landlord. In determining whether increased premiums are a result of Tenant's use or occupancy of the Premises, a

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schedule issued by the organization computing the insurance rate on the Building showing the various components of such rate, shall be conclusive evidence of the several items and charges which make up such rate. Tenant shall promptly comply with all reasonable requirements of the insurance authority or of any insurer now or hereafter in effect relating to the Premises.
13.6    If Landlord or Tenant has been or at any time hereafter is granted the right to self-insure or if either party breaches this agreement by its failure to carry required insurance, such failure shall automatically be deemed to be a covenant and agreement by Landlord or Tenant, respectively, to self-insure to the full extent of such required coverage, with full waiver of subrogation. For clarity, Tenant does not have the right to self-insure.
ARTICLE 14
QUIET ENJOYMENT
14.1    Provided No Event of Default on the part of Tenant exists under this Lease, including, but not limited to, the payment of Rent and all other sums due hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance by Landlord, subject to the provisions and conditions set forth in this Lease.
ARTICLE 15
ALTERATIONS
15.1    Tenant agrees that, except as set forth herein, it shall not make or allow to be made any alterations, physical additions, or improvements in or to the Premises without first obtaining the written consent of Landlord in each instance, which will not be unreasonably withheld. As used herein, the term “Minor Alteration” refers to an alteration that (a) does not affect the outside appearance of the Building and is not visible from the Common Areas, (b) is non-structural and does not impair the strength or structural integrity of the Building, and (c) does not adversely affect the Building Systems in any material way. Landlord agrees not to unreasonably withhold, condition or delay its consent to any Minor Alteration. Landlord's consent to any other alteration may be conditioned, given, or withheld in Landlord's sole discretion. Notwithstanding the foregoing, (x) Landlord consents to any Alteration, so long as (i) the cost of such work is less than $150,000.00, (ii) such work constitutes a Minor Alteration and (iii) no building permit is required in connection therewith and (y) subject to Landlord's reasonable review and approval of Tenant's plans therefor, Landlord agrees that Tenant shall have the right to install clean rooms, testing areas, laboratories and other uses that support Tenant's business operations provided that the same are legally permitted and comply with all Applicable Laws. At the time of said request, Tenant shall submit to Landlord plans and specifications of the proposed alterations, additions, or improvements; and Landlord shall have a period of not less than ten (10) business days therefrom in which to review and approve or disapprove said plans; provided that if Landlord determines in good faith that Landlord requires a third party to assist in reviewing such plans and specifications, Landlord shall instead have a period of not less than twenty (20) business days in which to review and approve or disapprove said plans. If Landlord fails to notify Tenant of Landlord's approval or disapproval of any plans pursuant to Section 15.1 within the applicable time period set forth in Section 15.1, Tenant shall have the right to provide Landlord with a second written request for approval (a “Second Request”) that contains the following statement in bold and capital letters: “THIS IS A SECOND REQUEST FOR APPROVAL OF PLANS PURSUANT TO THE PROVISIONS OF SECTION 15.1 OF THE LEASE. IF

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LANDLORD FAILS TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN LANDLORD SHALL BE DEEMED TO HAVE APPROVED THE WORK DESCRIBED HEREIN. If Landlord fails to respond to such Second Request within five (5) business days after receipt by Landlord, the works in question shall be deemed approved by Landlord. If Landlord timely delivers to Tenant notice of Landlord's disapproval, Tenant may revise Tenant's plans to incorporate the changes suggested by Landlord in Landlord's notice of disapproval, and resubmit such plans to Landlord; in such event, the scope of Landlord's review shall be limited to Tenant's correction of the items in which Landlord had previously objected in writing. Landlord's review and approval (or deemed approval) of such revised plans shall be governed by the provisions set forth above in this Section 15.1). The procedure set out above for approval of Tenant's plans will also apply to any change, addition or amendment to Tenant's plans. Tenant shall pay to Landlord upon demand the actual, commercially reasonable third party cost and expense of Landlord in (A) reviewing said plans and specifications, and (B) inspecting the alterations, additions, or improvements to determine whether the same are being performed in accordance with the approved plans and specifications and all laws and requirements of public authorities, including, without limitation, the fees of any architect or engineer employed by Landlord for such purpose; provided the costs and expenses described in subclause (A) above shall be limited to the lesser of $25,000 or three percent (3%) of the contracted improvement cost of the applicable alterations. In any instance where Landlord grants such consent, and permits Tenant to use its own contractors, laborers, materialmen, and others furnishing labor or materials for Tenant's construction (collectively, “Tenant's Contractors”), Landlord's consent shall be deemed conditioned upon each of Tenant's Contractors (1) working in harmony and not interfering with any laborer utilized by Landlord, Landlord's contractors, laborers, or materialmen; and (2) furnishing Landlord with evidence of acceptable liability insurance, worker's compensation coverage and if required by Landlord, completion bonding, and if at any time such entry by one or more persons furnishing labor or materials for Tenant's work shall cause such disharmony or interference, the consent granted by Landlord to Tenant may be withdrawn immediately upon written notice from Landlord to Tenant. Landlord agrees not to require completion bonding for any Alterations costing less than $250,000.00 so long as the initially named Tenant is the Tenant under this Lease. Tenant, at its expense, shall obtain all necessary governmental permits and certificates for the commencement and prosecution of alterations, additions, or improvements and for final approval thereof upon completion, and shall cause any alterations, additions, or improvements to be performed in compliance therewith and with all Applicable Laws (including without limitation, California Energy Code, Title 24) and all requirements of public authorities and with all applicable requirements of insurance bodies. All alterations, additions, or improvements shall be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to be better than (a) the original installations of the Building, or (b) the then standards for the Comparable Building. Upon the completion of work and upon request by Landlord, Tenant shall provide Landlord copies of all waivers or releases of lien from each of Tenant's Contractors. No alterations, modifications, or additions to the Project or the Premises shall be removed by Tenant either during the Term or upon the Expiration Date or the Termination Date without the express written approval of Landlord, which will not be unreasonably withheld, conditioned or delayed. Tenant shall not be entitled to any reimbursement or compensation resulting from its payment of the cost of constructing all or any portion of said improvements or modifications thereto unless otherwise expressly agreed by Landlord in writing.
15.2    Landlord's approval of Tenant's plans for work shall create no responsibility or liability on the part of Landlord for their completeness, design

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sufficiency, or compliance with all laws, rules, and regulations of governmental agencies or authorities, including, but not limited to, the Americans with Disabilities Act. Tenant's Contractors shall be subject to the prior written approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed.
15.3    At least five (5) days prior to the commencement of any work permitted to be done by persons requested by Tenant on the Premises, Tenant shall notify Landlord of the proposed work and the names and addresses of Tenant's Contractors. During any such work on the Premises, Landlord, or its representatives, shall have the right to go upon and inspect the Premises at all reasonable times, provided that Landlord and Landlord's representatives shall use commercially reasonable efforts to minimize any interference with, or delay or, the process of construction of any such alterations or improvements resulting from such inspections, and shall have the right to post and keep posted thereon building permits and notices of non-responsibility or to take any further action which Landlord may deem to be proper for the protection of Landlord's interest in the Premises.
15.4    At the conclusion of any alteration, (i) Tenant shall cause the applicable architect and contractor (A) to update the applicable drawings approved by Landlord as necessary to reflect all changes made to the applicable drawings approved by Landlord during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, (C) to deliver to Landlord two (2) sets of sepias of such as-built drawings within ninety (90) days following issuance of a certificate of occupancy for the applicable portion of the Premises, and (D) to deliver to Landlord a computer disk containing the applicable drawings in AutoCAD format, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the applicable portion of the Premises.
15.5    Tenant's initial improvement of each portion of the Premises shall be governed by Exhibit B and not the provisions of this Article 15.
ARTICLE 16
FURNITURE, FIXTURES, AND PERSONAL PROPERTY
16.1    Tenant, at its sole cost and expense, may remove its trade fixtures, office supplies and moveable office furniture and equipment not attached to the Project or Premises provided:
(a)    Such removal is made prior to the Expiration Date or the Termination Date; and
(b)    Tenant promptly repairs all damage caused by such removal.
16.2    If Tenant does not remove its trade fixtures, office supplies, and moveable furniture and equipment as herein above provided prior to the Expiration Date or the Termination Date (unless prior arrangements have been made with Landlord and Landlord has agreed in writing to permit Tenant to leave such items in the Premises for an agreed period), then, in addition to its other remedies, at law or in equity, Landlord shall have the right to have such items removed and stored at Tenant's sole cost and expense and all damage to the Project or the Premises resulting from said removal shall be repaired at the cost of Tenant; Landlord may elect that such items automatically become the property of Landlord upon the Expiration Date or the Termination Date, and Tenant shall not have any further rights with respect thereto or reimbursement therefor

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subject to the provisions of applicable law. All other property in the Premises, any alterations, or additions to the Premises (including wall-to-wall carpeting, paneling, wall covering, specially constructed or built-in cabinetry or bookcases), and any other article attached or affixed to the floor, wall, or ceiling of the Premises shall become the property of Landlord and shall remain upon and be surrendered with the Premises as a part thereof at the Expiration or Termination Date regardless of who paid therefor; and Tenant hereby waives all rights to any payment or compensation therefor. If, and only if, however, concurrently with Landlord's approval of any Alteration which constitutes a Specialty Alteration (defined below), Landlord in writing, notifies Tenant that such Alteration constitutes a Specialty Alteration which, if installed or controlled by Tenant, will be required to be removed by Tenant at the expiration or sooner termination of this Lease, then Tenant shall, prior to the Expiration Date or the Termination Date, remove such Specialty Alterations other than the initial Tenant Improvements constructed prior to the Commencement Date pursuant to the Tenant Work Letter and shall repair any damage caused by such removal. As used herein, a “Specialty Alteration” shall mean any Alteration that cannot reasonably be categorized as a general office/research and development/light manufacturing improvement (it being agreed that clean room space and laboratory space similar to the clean room/lab space being operated by Tenant as of the Effective Date in other occupied portions of the Project will not be deemed a Specialty Alteration) including, but not limited to improvements which (i) require major penetrations of a floor slab (other than normal core drilling), (ii) consist of the dedication of any material portion of the Premises to non-office/research and development/light manufacturing usage (such as commercial kitchen improvements located in cafeterias such as exhaust hoods, ovens, cooktops, food preparation areas, food storage areas, and walk-in refrigeration units or laboratories or manufacturing facilities containing heavy infrastructure the existence of which would materially preclude the use of such space for normal office/research and development/light manufacturing purposes). For avoidance of doubt, (A) an open ceiling will not be considered a Specialty Alteration and (B) no improvements existing in the Premises as of the Effective Date or constructed by Tenant as part of the initial Tenant Improvements in any portion of the Premises prior to the Commencement Date will be considered a Specialty Alteration.
16.3    All the furnishings, fixtures, equipment, effects, and property of every kind, nature, and description of Tenant and of all persons claiming by, through, or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises or elsewhere in the Project shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water, or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft, or from any other cause, no part of said loss or damage is to be charged to or be borne by Landlord unless due to the gross negligence or willful misconduct of Landlord or its employees, agents or contractors.
ARTICLE 17
PERSONAL PROPERTY AND OTHER TAXES
17.1    During the Term hereof, Tenant shall pay, prior to delinquency, all business and other taxes, charges, notes, duties, and assessments levied, and rates or fees imposed, charged, or assessed against or in respect of Tenant's occupancy of the Premises or in respect of the personal property, trade fixtures, furnishings, equipment, and all other personal and other property of Tenant contained in the Project (including without limitation taxes and assessments attributable to the cost or value of any leasehold improvements made in or to the Premises by or for Tenant (to the extent that the assessed value of those leasehold improvements exceeds the assessed value of

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standard office improvements in other space in the Project regardless of whether title to those improvements is vested in Tenant or Landlord)), and shall hold Landlord harmless from and against all payment of such taxes, charges, notes, duties, assessments, rates, and fees, and against all loss, costs, charges, notes, duties, assessments, rates, and fees, and any and all such taxes. Tenant shall cause said fixtures, furnishings, equipment, and other personal property to be assessed and billed separately from the real and personal property of Landlord; provided, however, that if Landlord does not at any time require all other tenants of the Project as to which Landlord has a clear contractual right to do so to similarly cause their fixtures, furnishings, equipment and other personal property to be assessed and billed separately from the real and personal property of Landlord, then this sentence shall not apply to Tenant. In the event any or all of Tenant's fixtures, furnishings, equipment, and other personal property shall be assessed and taxed with Landlord's real property, Tenant shall pay to Landlord Tenant's share of such taxes within thirty (30) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant's property accompanied by reasonable backup documentation. In addition, Tenant shall be liable for and shall pay ten (10) days before delinquency any (i) rent tax, gross receipts tax, or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease; or (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project. If any of such taxes are billed to Landlord or included in bills to Landlord for taxes, then Tenant shall pay to Landlord all such amounts within thirty (30) days after receipt of Landlord's invoice therefor. If applicable law prohibits Tenant from reimbursing Landlord for any such taxes, but Landlord may lawfully increase the Base Rent to account for Landlord's payment of such taxes, the Base Rent payable to Landlord shall be increased to net to Landlord the same return without reimbursement of such taxes as would have been received by Landlord with reimbursement of such taxes.
ARTICLE 18
ASSIGNMENT AND SUBLETTING
18.1    Except as expressly set forth herein, Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed (except that Landlord shall in no event be obligated to consent to an encumbrance of this Lease or any transfer by operation of law): (a) assign, convey, mortgage or otherwise transfer this Lease or any interest hereunder, or sublease the Premises, or any part thereof, whether voluntarily or by operation of law; or (b) permit the use of the Premises or any part thereof by any person other than Tenant and its employees. Any such transfer, sublease or use described in the preceding sentence (a “Transfer”) occurring without the prior written consent of Landlord shall, at Landlord's option, be void and of no effect. Landlord's consent to any Transfer shall not constitute a waiver of Landlord's right to withhold its consent to any future Transfer. Landlord may require as a condition to its consent to any assignment of this Lease that the assignee execute an instrument in which such assignee assumes the remaining obligations of Tenant hereunder; provided that the acceptance of any assignment of this Lease by the applicable assignee shall automatically constitute the assumption by such assignee of all of the remaining obligations of Tenant that accrue following such assignment. The voluntary or other surrender of this Lease by Tenant or a mutual cancellation hereof shall not work a merger and shall, at the option of Landlord, terminate all or any existing sublease or may, at the option of Landlord, operate as an assignment to Landlord of Tenant's interest in any or all such subleases.

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18.2    For purposes of this Lease, the term “Transfer” shall also include (i) if a Tenant is a partnership or limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, members or managers thereof, or transfer of twenty-five percent (25%) or more of partnership or membership interests therein within a twelve (12) month period, or the dissolution of the partnership or the limited liability company without immediate reconstitution thereof, and (ii) if Tenant is a corporation whose stock is not publicly held and not traded through an exchange or over the counter or any other form of entity, (A) the dissolution, merger, consolidation or other reorganization of Tenant, the sale or other transfer of Control of Tenant (other than a transfer of shares to immediate family members by reason of gift or death), to an individual or entity who did not previously Control Tenant, or (B) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12) month period. As used herein “Control” means, with respect to any party, the direct or indirect power to direct the ordinary management and policies of such party, whether through the ownership of voting securities, by statute or by contract or otherwise (but not through the ownership of voting securities listed on a recognized securities exchange) and whether directly or indirectly through Affiliates. A public offering of Tenant's shares on any nationally recognized securities exchange will not be deemed a Transfer.
18.3    If Tenant desires the consent of Landlord to a Transfer, Tenant shall submit to Landlord, at least thirty (30) days prior to the proposed effective date of the Transfer, a written notice (the “Transfer Notice”) which includes (a) the name of the proposed sublessee or assignee, (b) the nature of the proposed sublessee's or assignee's business, (c) the terms and provisions of the proposed sublease or assignment, and (d) current financial statements and information on the proposed sublessee or assignee. Within five (5) business days following receipt of the Transfer Notice, Landlord may reasonably request additional information concerning the Transfer or the proposed sublessee or assignee (the “Additional Information”) if Landlord, in Landlord's reasonable discretion, deems such Additional Information could be necessary in order for Landlord to appropriately evaluate the Transfer described in the Transfer Notice. Subject to Landlord's rights under Section 18.6, Landlord shall not unreasonably withhold its consent to any assignment or sublease (excluding an encumbrance or transfer by operation of law), which consent or lack thereof shall be provided within twenty (20) business days of receipt of Tenant's Transfer Notice; provided, however, Tenant hereby agrees that it shall be a reasonable basis for Landlord to withhold its consent if Landlord has not received the Additional Information requested by Landlord. If Landlord fails to timely deliver to Tenant notice of Landlord's consent, or the withholding of consent, to a proposed Transfer, Tenant may send a second (2nd) notice to Landlord, which notice must contain the following inscription, in bold faced lettering: “SECOND NOTICE DELIVERED PURSUANT TO ARTICLE 18 OF LEASE - - FAILURE TO TIMELY RESPOND WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN DEEMED APPROVAL OF ASSIGNMENT OR SUBLEASE.” If Landlord fails to deliver notice of Landlord's consent to, or the withholding of Landlord's consent, to the proposed assignment or sublease within such five (5) business day period, Landlord shall be deemed to have approved the assignment or sublease in question. If Landlord at any time timely delivers notice to Tenant or Landlord's withholding of consent to a proposed assignment or sublease, Landlord shall specify in reasonable detail in such notice, the basis for such withholding of consent. Without limiting any other reasonable basis for Landlord to withhold its consent to the proposed Transfer, Landlord and Tenant agree that for purposes of this Lease and any Applicable Law, Landlord shall not be deemed to have unreasonably withheld its consent if, in the judgment of Landlord: (i) the transferee is of

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a character or engaged in a business which is not in keeping with the standards generally provided at Comparable Buildings; (ii) the financial condition of the transferee is such that it may not be able to perform its obligations in connection with this Lease (or otherwise does not satisfy Landlord's standards for financial standing with respect to tenants under direct leases of comparable economic scope); (iii) the transferee, or any person or entity which directly or indirectly controls, is controlled by the transferee, is negotiating for space in the Project or has negotiated with Landlord within the preceding one hundred ninety (190) days (or is currently negotiating with Landlord) to lease space in the Project and in either case, Landlord then has sufficient available space in the Project to accommodate such proposed transferee's occupancy needs, (iv) the transferee has the power of eminent domain, is a governmental agency or an agency or subdivision of a foreign government; (v) an Event of Default by Tenant has occurred and is uncured at the time Tenant delivers the Transfer Notice to Landlord; (vi) in the judgment of Landlord, such a Transfer would violate any term, condition, covenant, or agreement of Landlord involving the Project or any other tenant's lease within it or would give an occupant of the Project a right to cancel or modify its lease; (vii) in Landlord's judgment, the use of the Premises by the proposed transferee would not be comparable to the types of use by other tenants in the Project, would result in more density of occupants per square foot of the Premises which materially exceeds the density for which the Building Systems in the Building were designed to accommodate, unless Tenant agrees to bear the cost of any upgrade to such Building Systems, would increase the burden on elevators or other Building Systems or equipment beyond the capacity for which they were designed, would require increased services by Landlord (unless Tenant or the transferee are willing to bear the cost of such increased services) or would require any alterations to the Project to comply with applicable laws (unless Tenant or the transferee are willing to bear the cost of such work); (viii) the transferee intends to use the space for purposes which are not permitted under this Lease; (ix) the terms of the proposed Transfer would allow the transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the transferee to occupy space leased by Tenant pursuant to any such right); (x) the proposed Transfer would result in more than five subleases on any full floor of the Premises being in effect at any one time during the Term; or (xi) any ground lessor or mortgagee whose consent to such Transfer is required fails to consent thereto. Tenant hereby waives any right to terminate the Lease and/or recover damages as remedies for Landlord wrongfully withholding its consent to any Transfer and agrees that Tenant's sole and exclusive remedy therefor shall be to seek specific performance of Landlord's obligation to consent to such Transfer. However, in the event that Tenant, in good faith, believes that Landlord's withholding of consent to any proposed transfer is not reasonable, at Tenant's option, the matter shall be submitted to arbitration pursuant to the provisions of Article 12 above.
18.4    Landlord and Tenant agree that, in the event of any approved assignment or subletting, the rights of any such assignee or sublessee of Tenant herein shall be subject to all of the terms, conditions, and provisions of this Lease, including, without limitation, restriction on use, assignment, and subletting and the covenant to pay Rent. In the event of any Event of Default by Tenant, Landlord may collect the rent owing by the sublessee directly from such sublessee and apply the amount so collected to the Rent herein reserved. No such consent to or recognition of any such assignment or subletting shall constitute a release of Tenant or any guarantor of Tenant's performance hereunder from further performance by Tenant or such guarantor of covenants undertaken to be performed by Tenant herein. Tenant and any such guarantor shall remain liable and responsible for all Rent and other obligations herein imposed upon Tenant, and Landlord may condition its consent to any Transfer upon the receipt of a written reaffirmation from each such guarantor in a form reasonably acceptable to

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Landlord (which shall not be construed to imply that the occurrence of a Transfer without such a reaffirmation would operate to release any guarantor). Consent by Landlord to a particular assignment, sublease, or other transaction shall not be deemed a consent to any other or subsequent transaction. In any case where Tenant desires to assign, sublease or enter into any related or similar transaction, whether or not Landlord consents to such assignment, sublease, or other transaction, Tenant shall pay any reasonable attorneys' fees incurred by Landlord in connection with such assignment, sublease or other transaction, including, without limitation, fees incurred in reviewing documents relating to, or evidencing, said assignment, sublease, or other transaction. All documents utilized by Tenant to evidence any subletting or assignment for which Landlord's consent has been requested and is required hereunder, shall be subject to prior approval (not to be unreasonably withheld, conditioned or delayed) by Landlord or its attorney.
18.5    Tenant shall be bound and obligated to pay Landlord a portion of any sums or economic consideration payable to Tenant by any sublessee, assignee, licensee, or other transferee, within thirty (30) days following receipt thereof by Tenant from such sublessee, assignee, licensee, or other transferee, as the case might be, as follows:
(a)    In the case of an assignment, fifty percent (50%) of any sums or other economic consideration received by Tenant as a result of such assignment shall be paid to Landlord after first deducting the unamortized cost of reasonable leasehold improvements paid for by Tenant in connection with such assignment, (whether paid directly by Tenant or as an allowance), any reasonable rental concessions granted by Tenant in connection with such assignment, and the reasonable cost of any real estate commissions, marketing costs, and legal fees incurred by Tenant in connection with such assignment.
(b)    In the case of a subletting, fifty percent (50%) of any sums or economic consideration received by Tenant as a result of such subletting shall be paid to Landlord after first deducting (i) the Rent due hereunder prorated to reflect only Rent allocable to the sublet portion of the Premises, (ii) any reasonable rental concessions granted by Tenant in connection with such subletting (which shall be amortized over the term of the sublease), and (iii) the reasonable cost of any real estate commissions leasehold improvements (whether paid directly by Tenant or as an allowance), marketing costs and legal fees incurred by Tenant in connection with such subletting, which shall be amortized over the term of the sublease.
(c)    Tenant shall provide Landlord with a detailed statement setting forth any sums or economic consideration Tenant either has or will derive from such Transfer, the deductions permitted under (a) and (b) of this Section 18.5, and the calculation of the amounts due Landlord under this Section 18.5. In addition, Landlord or its representative shall have the right at all reasonable times to audit the books and records of Tenant with respect to the calculation of the Transfer profits. If such inspection reveals that the amount paid to Landlord was incorrect, then within thirty (30) days of Tenant's receipt of the results of such audit, Tenant shall pay Landlord the deficiency and the cost of Landlord's audit.
18.6    If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, 11 U.S.C. Section 101 et seq. or any successor or substitute therefor (the “Bankruptcy Code”), any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord, and shall

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not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any such monies or other consideration not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and shall be promptly paid or delivered to Landlord. Any person or entity to whom this Lease is so assigned shall be deemed, without further act or deed, to have assumed all of the remaining obligations arising under this Lease as of the date of such assignment. Any such assignee shall, upon demand therefor, execute and deliver to Landlord an instrument confirming such assumption.
18.7    Except in the case of a Permitted Transfer, Landlord shall have the following option with respect to (i) any assignment proposed by Tenant , and (ii) any subletting proposed by Tenant where such subletting is for more than fifty percent (50%) or more of the Premises, either in a single transaction or, in the aggregate, following a series of transactions, and the subletting is for more than fifty percent (50%) of the then remaining Term:
(a)    Notwithstanding any other provision of this Article (other than Section 18.8), Landlord has the option, by written notice to Tenant (the “Recapture Notice”) within thirty (30) days after receiving any Transfer Notice to recapture the space covered by the proposed sublease or the entire Premises in the case of an assignment (the “Subject Space”) by terminating this Lease for the Subject Space or taking an assignment or a sublease of the Subject Space from Tenant. A timely Recapture Notice will terminate this Lease with respect to the Subject Space, effective as of the date specified in the Transfer Notice. After such termination, Landlord may (but shall not be obligated to) enter into a lease with the party to the sublease or assignment proposed by Tenant.
(b)    To determine the new Base Rent under this Lease in the event Landlord recaptures the Subject Space, the original Base Rent under the Lease shall be multiplied by a fraction, the numerator of which is the rentable square feet of the Premises retained by Tenant after Landlord's recapture and the denominator of which is the total rentable square feet in the Premises before Landlord's recapture. The Additional Rent, to the extent that it is calculated on the basis of the rentable square feet within the Premises, shall be reduced to reflect Tenant's proportionate share based on the rentable square feet of the Premises retained by Tenant after Landlord's recapture. This Lease as so amended shall continue thereafter in full force and effect. Either party may require a written confirmation of the amendments to this Lease necessitated by Landlord's recapture of the Subject Space. If Landlord recaptures the Subject Space, Landlord shall, at Landlord's sole expense, construct any partitions required to segregate the Subject Space from the remaining Premises retained by Tenant. Tenant shall, however, pay for painting, covering or otherwise decorating the surfaces of the partitions facing the remaining Premises retained by Tenant.
18.8    Notwithstanding the foregoing, Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord: (a) any parent, subsidiary or affiliate corporation which Controls (as defined below), is Controlled by or is under common Control with Tenant (collectively, an “Affiliate”); (b) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, an Affiliate of Tenant, or their respective corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (i) in both cases (a) and (b), Tenant's obligations hereunder are assumed by the Permitted Transferee; and (ii) in the case of

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clause (b), the Permitted Transferee satisfies the Net Worth Threshold as of the effective date of the Permitted Transfer; or (c) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity which acquires all or substantially all of Tenant's assets and/or ownership interests, if the transferee satisfies the Net Worth Threshold as of the effective date of the Transfer. Tenant shall notify Landlord in writing of any such Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing, the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, whether accruing prior to and/or from and after the consummation of the Transfer. No later than ten (10) days prior to the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (1) copies of the instrument effecting any of the foregoing Transfers, (2) documentation establishing Tenant's satisfaction of the requirements set forth above applicable to any such Transfer, and (3) evidence of insurance as required under this Lease with respect to the Permitted Transferee; provided, however, that if the furnishing of such information is precluded by applicable law or confidentiality agreement, then Tenant shall be obligated to provide such information as soon as the furnishing of such information is permissible. The occurrence of a Permitted Transfer shall not waive Landlord's rights as to any subsequent Transfers. As used herein, the term “Net Worth Threshold” shall mean the proposed Permitted Transferee has a tangible net worth equal to or greater than that of Tenant immediately prior to such transaction (determined in accordance with generally accepted accounting principles consistently applied and excluding from the determination of total assets all assets which would be classified as intangible assets under generally accepted accounting principles, including, without limitation, goodwill, licenses, trademarks, trade names, copyrights and franchises), and as evidenced by financial statements audited by a certified public accounting firm reasonably acceptable to Landlord.
ARTICLE 19
DAMAGE OR DESTRUCTION
19.1    If the Premises or the Building should be damaged or destroyed by fire or other casualty, Tenant shall give immediate written notice to Landlord. If the Premises or any Common Areas of the Building or the Project serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord will, within sixty (60) days following the date of the damage, deliver to Tenant an estimate of the time necessary to repair the damage in question such that the Premises may be used by and accessible to Tenant and the Building and Common Areas operable as before; such notice will be based upon the review and opinions of Landlord's architect and contractor (“Landlord's Repair Notice”). Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, and subject to all other terms of this Article 19, restore the base, shell, and core (i.e., the Building structure and Building Systems) of the Premises and the Building and such Common Areas. Such restoration shall be to substantially the same condition of the base, shell, and core of the Premises and Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Project, or the lessor of a ground or underlying lease with respect to the Project and/or the Building, or any other modifications to the Common Areas reasonably deemed desirable by Landlord, provided access to the Premises and any common restrooms serving the Premises shall not be materially impaired and Tenant's use of the Premises is not substantially altered as a consequence. Landlord shall not be liable for any inconvenience or annoyance to

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Tenant or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant's occupancy, and if such damage is not the result of the negligence or willful misconduct of Tenant or Tenant's employees, contractors, licensees, or invitees, Landlord shall allow Tenant a proportionate abatement of Base Rent and Tenant's Share of Operating Expenses and Tenant's Share of Taxes during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof. In addition, in the event of a period of partial or total rent abatement under the terms of this Section 19.1, Tenant's period of rent abatement shall include a reasonable period following the completion of such repairs for the re-installation of Tenant's furniture, fixtures and equipment in the Premises. In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant's right to rent abatement pursuant to the preceding sentences shall terminate as of the date which is reasonably determined by Landlord to be the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith, subject to delays caused by Force Majeure events, Landlord Delay (defined in the Work Letter) and/or other factors beyond Tenant's reasonable control. However, that if any portion of the Premises is damaged such that the remaining portion thereof is not sufficient to allow Tenant to conduct is business operations from such remaining portion and Tenant does not conduct its business operations therefrom, Landlord shall allow Tenant a total abatement of Rent within the report to the portion of the Premises during the time and to the extent such portion of the Premises is unfit for occupancy for the purposes permitted under this Lease and not occupied by Tenant as a result of the subject damage. If any such abatement right described herein occurs during any Abatement Period, then any Abatement Period which previously governed such portion of the Premises shall be suspended until the completion of the abatement described in this Section 19.1, whereafter such abatement shall once again be commenced.
19.2    Notwithstanding the terms of Section 19.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, the Building and/or any other portion of the Project and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date of Landlord's discovery of such damage (the “Damage Discovery Date”), such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not any portion of the Premises is affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be completed within one hundred eighty (180) days of the Damage Discovery Date (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Project or ground or underlying lessor with respect to the Project and/or the Building shall require that the insurance proceeds or any portion thereof in excess of the Threshold Amount (as defined below) be used to retire the mortgage debt, or shall terminate the ground or underlying lease, as the case may be; or (iii) the damage is not Substantially Covered (except for deductible amounts in the case of a casualty other than earthquake or flood) by Landlord's insurance policies (in the event that Landlord has elected to self-insure for any portion of Landlord's property insurance coverage described in Section 13.1 above, then for the purposes of this clause (iii), the analysis will be whether the damage would be Substantially Covered (except for deductible amounts) had Landlord maintained the insurance coverage described in Section 13.1) and provided that this clause (iii) will not apply to provide Landlord with a right to terminate if Landlord has failed to maintain the insurance coverage required hereunder. As used herein, “Substantially Covered” shall mean that no more than the Threshold Amount of the repair costs is not covered by proceeds of Landlord's property insurance policies plus Landlord's deductible payments.

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In addition, if the Premises or the Building, is destroyed or damaged to the extent that such space is not occupiable and the time necessary to repair such damage would exceed ninety (90) days when such repairs are made without the payment of overtime or other premiums (“Substantial Extent”) during the last twelve (12) months of the Term, then notwithstanding anything contained in this Article 19, Landlord shall have the option to terminate this Lease by giving written notice to Tenant of the exercise of such option within thirty (30) days after the Damage Discovery Date, in which event this Lease shall cease and terminate with respect to the Premises as of the date of such notice. Upon any such termination of this Lease pursuant to this Section 19.2 or Section 19.3 below, Tenant shall pay the Base Rent and Additional Rent for the Premises, properly apportioned up to such date of termination, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder with respect to the Premises, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Term. As used in this Section 19.2, the term “Threshold Amount” means an amount equal to five percent (5%) of the replacement cost of the Building, as reasonably determined by Landlord.
19.3    If any portion of the Premises is damaged by fire or other casualty and are rendered not reasonably usable for Tenant's business purposes thereby, or if the Building shall be so damaged that Tenant shall be deprived of reasonable access to the Premises, and if, pursuant to Landlord's Repair Notice, the restoration will not be substantially completed within nine (9) months following the date of such damage, Tenant shall have the right to terminate this Lease by giving written notice (the “Termination Notice”) to Landlord not later than thirty (30) days following receipt of Landlord's Repair Notice. If Tenant gives a Termination Notice, this Lease shall be deemed cancelled and terminated as of the date of the damage as if such date were the Expiration Date, and Rent shall be apportioned and shall be paid or refunded, as the case may be up to and including the date of such damage. Notwithstanding the foregoing, if Tenant was entitled to but elected not to exercise its right to terminate this Lease and Landlord does not substantially complete the repair and restoration of the Premises within two (2) months after the expiration of the estimated period of time set forth in Landlord's Repair Notice, which period shall be extended to the extent of any delays caused by Tenant and by Force Majeure (up to a maximum of sixty (60) days of delay due to Force Majeure), then Tenant may terminate this Lease by written notice to Landlord within thirty (30) days after the expiration of such period, as the same may be so extended. Additionally, if the Premises, or any part thereof, or any portion of the Building necessary for Tenant's use of the Premises, is damaged or destroyed to a Substantial Extent during the last twelve (12) months of the Term, or any extension thereof, Tenant may terminate this Lease by giving written notice thereof to Landlord within thirty (30) days after the date of the casualty, in which case this Lease shall terminate with respect to such space as of the later of the date of the casualty or the date of Tenant's vacation of the Premises.
19.4    If there is an occurrence of any damage to the Premises that does not result in the termination of this Lease pursuant to this Article 19, then upon notice (the “Landlord Repair Notice”) to Tenant from Landlord, Tenant shall assign to Landlord (or to any party reasonably designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under Sections 13.2(e)(ii) and (iii) above with respect to any improvements in the Premises required to be insured by Tenant hereunder (excluding proceeds for Tenant's personal property), and Landlord shall repair any injury or damage to the Tenant Improvements, alterations and the Original Improvements installed in the Premises and shall return such Tenant Improvements, alterations and Original Improvements to their original condition; provided that (x) Tenant shall have the right to require that such Original Improvements

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be constructed pursuant to one or more alternate designs, provided the same are subject to Landlord's approval (as described in Article 15 above) and (y) if the cost of such repair by Landlord exceeds the sum of (A) amount of insurance proceeds received by Landlord from Tenant's insurance carrier, as assigned by Tenant, plus (B) any insurance proceeds received by Landlord with respect to such Tenant Improvements, alterations and Original Improvements (it being acknowledged and agreed that Tenant's insurance as to the Tenant Improvements, alterations and Original Improvements is primary in nature and Landlord's insurance, if any, with respect to same is secondary in nature), the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord's commencement of repair of the damage. In the event that Landlord does not deliver the Landlord Repair Notice within forty-five (45) days following the Damage Discovery Date, Tenant shall, at its sole cost and expense, repair any injury or damage to the Tenant Improvements, alterations, and the Original Improvements installed in the Premises and shall return such Tenant Improvements, alterations, and Original Improvements to their original condition (or such alternate condition as Tenant may elect, subject to Landlord's approval as described in Article 15 above). Whether or not Landlord delivers a Landlord Repair Notice, prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord's review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work.
19.5    In the event this Lease is terminated in accordance with the terms of this Article 19, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under Sections 13.2(e)(ii) and (iii) with respect to the Premises subject to such termination.
19.6    The provisions of this Lease, including this Article 19, constitute an express agreement between Landlord and Tenant with respect to damage to, or destruction of, all or any portion of the Premises or the Project, and any statute or regulation of the State of California, including without limitation Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties (and any other statute or regulation now or hereafter in effect with respect to such rights or obligations), shall have no application to this Lease or to any damage or destruction to all or any portion of the Premises or the Project.
ARTICLE 20
CONDEMNATION
20.1    If all of the Premises is condemned by eminent domain, inversely condemned or sold under threat of condemnation for any public or quasi-public use or purpose (“Condemned”), this Lease shall terminate as of the earlier of the date the condemning authority takes title to or possession of the Premises, and Rent shall be adjusted to the date of termination.
20.2    If any portion of the Premises or if the Building is condemned and such partial condemnation materially impairs Tenant's ability to use the Premises for Tenant's business as reasonably determined by Landlord, Landlord shall have the option in Landlord's sole and absolute discretion of either (i) relocating Tenant to comparable space within the Premises or (ii) terminating this Lease as of the earlier of the date title vests in the condemning authority or as of the date an order of immediate possession is issued and Rent shall be adjusted to the date of termination. If such partial condemnation does not materially impair Tenant's ability to use the Premises for the

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business of Tenant, Landlord shall promptly restore the Premises to the extent of any condemnation proceeds recovered by Landlord, excluding the portion thereof lost in such condemnation, and this Lease shall continue in full force and effect except that after the date of such title vesting or order of immediate possession Rent shall be adjusted as reasonably determined by Landlord.
20.3    If the Premises is wholly or partially condemned, Landlord shall be entitled to the entire award paid for such condemnation, and Tenant waives any claim to any part of the award from Landlord or the condemning authority; provided, however, Tenant shall have the right to recover from the condemning authority such compensation as may be separately awarded to Tenant in connection with costs in removing Tenant's merchandise, furniture, fixtures, leasehold improvements and equipment to a new location. No condemnation of any kind shall be construed to constitute an actual or constructive eviction of Tenant or a breach of any express or implied covenant of quiet enjoyment. Tenant hereby waives the effect of Sections 1265.120 and 1265.130 of the California Code of Civil Procedure.
20.4    In the event of a temporary condemnation not extending beyond the Term, this Lease shall remain in effect, Tenant shall continue to pay Rent and Tenant shall receive any award made for such condemnation except damages to any of Landlord's property. If a temporary condemnation is for a period which extends beyond the Term, this Lease shall terminate as of the date of initial occupancy by the condemning authority and any such award shall be distributed in accordance with the preceding section. If a temporary condemnation remains in effect at the expiration or earlier termination of this Lease, Tenant shall pay Landlord the reasonable cost of performing any obligations required of Tenant with respect to the surrender the Premises.
ARTICLE 21
HOLD HARMLESS
21.1    Tenant agrees to defend, with counsel approved by Landlord, all actions against Landlord, any member, partner, trustee, stockholder, officer, director, employee, or beneficiary of Landlord (collectively, “Landlord Parties”), holders of mortgages secured by the Premises or the Project and any other party having an interest therein (collectively with Landlord Parties, the “Indemnified Parties”) with respect to, and to pay, protect, indemnify, and save harmless, to the extent permitted by law, all Indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys' fees and expenses), causes of action, suits, claims, demands, or judgments of any nature (collectively, “Losses”) to which any Indemnified Party is subject because of its estate or interest in the Premises or the Project arising from (a) subject to Section 13.4, injury to or death of any person, or damage to or loss of property on the Premises, the Project, on adjoining sidewalks, streets or ways, or, in any of the foregoing cases, connected with the use, condition, or occupancy of the Premises, the Project sidewalks streets, or ways, except to the extent, if any, caused by the negligence or willful misconduct of Landlord or its employees, contractors or agents, (b) any violation of this Lease by or attributable to Tenant, or (c) subject to Section 13.4, any act, fault, omission, or other misconduct of Tenant or its agents, contractors, licensees, sublessees, or invitees. Tenant agrees to use and occupy the Premises and other facilities of the Project at its own risk, and hereby releases the Indemnified Parties from any and all claims for any damage or injury to the fullest extent permitted by law.

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21.2    Subject to Section 13.4, Landlord shall indemnify and hold harmless Tenant and its agents, directors, officers, shareholders, partners, members, employees and invitees, from all Losses arising, wholly or in part, out of any negligence or willful misconduct of Landlord or Landlord's employees, agents, or contractors and not insured (or required to be insured) by Tenant under this Lease (provided, however, that Landlord's indemnity shall, in no event, extend to loss of profits, loss of business or other consequential damages incurred by Tenant). If Tenant shall without fault on its part, be made a party to any action commenced by or against Landlord, for which Landlord is obligated to indemnify Tenant hereunder, then Landlord shall protect and hold Tenant harmless from, and shall pay all costs and expenses, including reasonable attorneys' fees, of Tenant in connection therewith.
21.3    Tenant agrees that Landlord shall not be responsible or liable to Tenant, its agents, employees, or invitees for fatal or non-fatal bodily injury or property damage occasioned by the acts or omissions of any other tenant, or such other tenant's agents, employees, licensees, or invitees, of the Project. Landlord shall not be liable to Tenant for losses due to theft, burglary, or damages done by persons on the Project.
ARTICLE 22
DEFAULT BY TENANT
22.1    The term “Event of Default” refers to the occurrence of any one (1) or more of the following:
(a)    Failure of Tenant to pay when due any sum required to be paid hereunder which is not received by Landlord within seven (7) days after the date due (the “Monetary Default”);
(b)    Failure of Tenant, within thirty (30) days following written notice thereof, to perform any of Tenant's obligations, covenants, or agreements except a Monetary Default, provided that if the cure of any such failure is not reasonably susceptible of performance within such thirty (30) day period, then an Event of Default of Tenant shall not be deemed to have occurred so long as Tenant has promptly commenced and thereafter diligently prosecutes such cure to completion and completes that cure within ninety (90) days;
(c)    Tenant, or any guarantor of Tenant's obligations under this Lease (the “Guarantor”), admits in writing that it cannot meet its obligations as they become due; or is declared insolvent according to any law; or assignment of Tenant's or Guarantor's property is made for the benefit of creditors; or a receiver or trustee is appointed for Tenant or Guarantor or its property; or the interest of Tenant or Guarantor under this Lease is levied on under execution or other legal process; or any petition is filed by or against Tenant or Guarantor to declare Tenant bankrupt or to delay, reduce, or modify Tenant's debts or obligations; or any petition filed or other action taken to reorganize or modify Tenant's or Guarantor's capital structure if Tenant is a corporation or other entity. Any such levy, execution, legal process, or petition filed against Tenant or Guarantor shall not constitute a breach of this Lease provided Tenant or Guarantor shall vigorously contest the same by appropriate proceedings and shall remove or vacate the same within ninety (90) days from the date of its creation, service, or filing;
(d)    The abandonment (as defined in the California Civil Code) of the Premises where such abandonment has materially impaired Landlord's insurance coverage for the Building and Tenant fails to cure the same by either reoccupying the

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Premises or reinstating Landlord's insurance coverage within thirty (30) days after notice from Landlord;
(e)    The discovery by Landlord that any financial statement given by Tenant or any of its assignees, subtenants, successors-in-interest, or Guarantors was materially false; or
(f)    If Tenant or any Guarantor shall be dissolved or liquidated or become insolvent, or shall make a transfer in fraud of creditors.
22.2    In the event of any Event of Default by Tenant, Landlord, at its option, may pursue one or more of the following remedies without notice or demand in addition to all other rights and remedies provided for at law or in equity:
(a)    Landlord may continue this Lease in full force and effect, and this Lease shall continue in full force and effect as long as Landlord does not terminate Tenant's right to possession, and Landlord shall have the right to collect Rent when due. Landlord may enter the Premises and relet it, or any part of it, to third parties for Tenant's account, provided that any Rent in excess of the Rent due hereunder shall be payable to Landlord. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the Premises, including, without limitation, brokers' commissions, expenses of cleaning and redecorating the Premises required by the reletting and like costs (“Costs of Reletting”). Reletting may be for a period shorter or longer than the remaining Term of this Lease. Notwithstanding the above, if Landlord relets the Premises for a term (the “Relet Term”) that extends past the Termination Date of this Lease (without consideration of any earlier termination pursuant to this Article 22), the Costs of Reletting which may be included in Landlord's damages under this Lease shall be limited to a prorated portion of the Costs of Reletting, based on the percentage that the length of the Term remaining on the date Landlord terminates this Lease or Tenant's right to possession bears to the length of the Relet Term. For example, if there are 2 years left on the Term at the time that Landlord terminates possession and, prior to the expiration of the 2 year period, Landlord enters into a lease with a Relet Term of 10 years with a new tenant, then only twenty percent (20%) of the Costs of Reletting shall be included when determining Landlord's damages. Tenant shall pay to Landlord the Rent and other sums due under this Lease on the dates the Rent is due, less the Rent and other sums Landlord receives from any reletting. No act by Landlord allowed by this Section 22.2(a) shall terminate this Lease unless Landlord notifies Tenant in writing that Landlord elects to terminate this Lease.
“The lessor has the remedy described in Civil Code Section 1951.4 (lessor may continue the lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign subject only to reasonable limitations).”
(b)    Landlord may terminate Tenant's right to possession of the Premises at any time by giving written notice to that effect. No act by Landlord other than giving written notice to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises or the appointment of a receiver on Landlord's initiative to protect Landlord's interest under this Lease shall not constitute a termination of Tenant's right to possession. On termination, Landlord shall have the right to remove all personal property of Tenant and store it at Tenant's cost and to recover from Tenant as damages: (i) the worth at the time of award of unpaid Rent and other sums due and payable which had been earned at the time of termination; plus (ii) the worth at the time of award of the amount by which the unpaid Rent and other sums due and payable which would have

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been payable after termination until the time of award exceeds the amount of the Rent loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid Rent and other sums due and payable for the balance of the Term after the time of award exceeds the amount of the Rent loss that Tenant proves could be reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform Tenant's obligations under this Lease, or which, in the ordinary course of things, would be likely to result therefrom, including, without limitation, any costs or expenses incurred by Landlord: (A) in retaking possession of the Premises, including reasonable attorneys' fees and costs therefor; (B) maintaining or preserving the Premises for reletting to a new tenant, including repairs or alterations to the Premises for the reletting; (C) leasing commissions; (D) any other costs necessary or appropriate to relet the Premises; and (E) at Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State of California.
The “worth at the time of award” of the amounts referred to in Sections 22.2(b)(i) and 22.2(b)(ii) shall be calculated by allowing interest at the lesser of twelve percent (12%) per annum or the maximum rate permitted by law, on the unpaid Rent and other sums due and payable from the termination date through the date of award. The “worth at the time of award” of the amount referred to in Section 22.2(b)(iii) shall be calculated by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award, plus one percent (1%). Tenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other present or future law, if Tenant is evicted or Landlord takes possession of the Premises by reason of any Event of Default by Tenant.
22.3    If Landlord shall exercise any one or more remedies hereunder granted or otherwise available, it shall not be deemed to be an acceptance or surrender of the Premises by Tenant whether by agreement or by operation of law; it is understood that such surrender can be effected only by the written agreement of Landlord and Tenant. No alteration of security devices and no removal or other exercise of dominion by Landlord over the property of Tenant or others in the Premises shall be deemed unauthorized or constitute a conversion, Tenant hereby consenting to the aforesaid exercise of dominion over Tenant's property within the Premises after any Event of Default.
22.4    Each right and remedy provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, including, but not limited to, suits for injunctive relief and specific performance. The exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity, or by statute or otherwise shall not preclude the simultaneous or later exercise by Landlord for any or all other rights or remedies provided for in this Lease or now or hereafter existing at or in equity or by statute or otherwise. All such rights and remedies shall be considered cumulative and non-exclusive. All costs incurred by Landlord in connection with collecting any Rent or other amounts and damages owing by Tenant pursuant to the provisions of this Lease, or to enforce any provision of this Lease, including reasonable attorneys' fees from the date such matter is turned over to an attorney, whether or not one or more actions are commenced by Landlord, shall also be recoverable by Landlord from Tenant. If any notice and grace period required under subparagraphs 22.1(a) or (b) was not previously given, a notice to pay rent or quit, or to perform or quit, as the case may be, given to Tenant under any statute authorizing the forfeiture of leases for unlawful detainer shall also constitute the applicable notice for grace period purposes

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required by subparagraphs 22.1(a) or (b). In such case, the applicable grace period under subparagraphs 22.1(a) or (b) and under the unlawful detainer statute shall run concurrently after the one such statutory notice, and the failure of Tenant to cure the default within the greater of the two (2) such grace periods shall constitute both an unlawful detainer and an Event of Default entitling Landlord to the remedies provided for in this Lease and/or by said statute.
22.5    If Tenant should fail to make any payment or cure any default hereunder within the time herein permitted and such failure constitutes an Event of Default (except in the case where if Landlord in good faith believes that action prior to the expiration of any cure period under Section 22.1 is necessary to prevent damage to persons or property, in which case Landlord may act without waiting for such cure period to expire), Landlord, without being under any obligation to do so and without thereby waiving such default, may make such payment and/or remedy such default for the account of Tenant (and enter the Premises for such purpose), and thereupon, Tenant shall be obligated and hereby agrees to pay Landlord, upon demand, all reasonable costs, expenses, and disbursements, plus ten percent (10%) overhead cost incurred by Landlord in connection therewith.
22.6    In addition to Landlord's rights set forth above, if Tenant fails to pay any recurring installment of Rent on the due date thereof more than four (4) times during any calendar year during the Term, then upon the occurrence of the fifth (5th) or any subsequent default in the payment of monies during said calendar year, Landlord, at its sole option, shall have the right to require that Tenant, as a condition precedent to curing such default, pay to Landlord, in check or money order, in advance, the Rent and Landlord's estimate of all other amounts which will become due and owing hereunder by Tenant for a period of two (2) months following said cure. All such amounts shall be paid by Tenant within thirty (30) days after notice from Landlord demanding the same. All monies so paid shall be retained by Landlord, without interest, for the balance of the Term and any extension thereof, and shall be applied by Landlord to the last due amounts owing hereunder by Tenant. If, however, Landlord's estimate of the Rent and other amounts for which Tenant is responsible hereunder are inaccurate, when such error is discovered, Landlord shall pay to Tenant, or Tenant shall pay to Landlord, within thirty (30) days after written notice thereof, the excess or deficiency, as the case may be, which is required to reconcile the amount on deposit with Landlord with the actual amounts for which Tenant is responsible.
22.7    Nothing contained in this Article 22 shall limit or prejudice the right of Landlord to prove and obtain as damages in any bankruptcy, insolvency, receivership, reorganization, or dissolution proceeding, an amount equal to the maximum allowed by any statute or rule of law governing such a proceeding and in effect at the time when such damages are to be proved, whether or not such amount be greater, equal, or less than the amounts recoverable, either as damages or Rent, referred to in any of the preceding provisions of this Article 22. Notwithstanding anything contained in this Article to the contrary, any such proceeding or action involving bankruptcy, insolvency, reorganization, arrangement, assignment for the benefit of creditors, or appointment of a receiver or trustee, as set forth above, shall be considered to be an Event of Default only when such proceeding, action, or remedy shall be taken or brought by or against the then holder of the leasehold estate under this Lease.
22.8    Landlord is entitled to accept, receive, in check or money order, and deposit any payment made by Tenant for any reason or purpose or in any amount whatsoever, and apply them at Landlord's option to any obligation of Tenant, and such amounts shall not constitute payment of any amount owed, except that to which

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Landlord has applied them. No endorsement or statement on any check or letter of Tenant shall be deemed an accord and satisfaction or recognized for any purpose whatsoever. The acceptance of any such check or payment shall be without prejudice to Landlord's rights to recover any and all amounts owed by Tenant hereunder and shall not be deemed to cure any other default nor prejudice Landlord's rights to pursue any other available remedy, Landlord's acceptance of partial payment of Rent does not constitute a waiver of any rights, including without limitation any right Landlord may have to recover possession of the Premises.
22.9    In the event that this Lease is terminated prior to the end of the initial Term by reason of an Event of Default by Tenant, then immediately upon such termination, an amount shall be due and payable by Tenant to Landlord equal to the unamortized portion as of that date (which amortization shall be based on an interest rate of eleven percent (11%) per annum) of the sum of (a) the Tenant Improvement Allowance (if any), (b) the value of any free Base Rent (i.e., the Base Rent stated in this Lease to be abated as an inducement to Tenant's entering into this Lease) enjoyed as of that date by Tenant, and (c) the amount of all commissions paid by Landlord in order to procure this Lease.
22.10    Tenant waives the right to terminate this Lease on Landlord's default under this Lease. Tenant's sole remedy on Landlord's default is an action for damages or injunctive or declaratory relief. Landlord's failure to perform any of its obligations under this Lease shall constitute a default by Landlord under this Lease if the failure continues for thirty (30) days after written notice of the failure from Tenant to Landlord. If the required performance cannot be completed within thirty (30) days, Landlord's failure to perform shall constitute a default under the Lease unless Landlord undertakes to cure the failure within thirty (30) days and diligently and continuously attempts to complete this cure as soon as reasonably possible. All obligations of each party hereunder shall be construed as covenants, not conditions.
ARTICLE 23
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ARTICLE 24
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ARTICLE 25
ATTORNEYS' FEES
25.1    All costs and expenses, including reasonable attorneys' fees (whether or not legal proceedings are instituted), involved in collecting rents, enforcing the obligations of Tenant, or protecting the rights or interests of Landlord under this Lease, whether or not an action is filed, including without limitation the cost and expense of instituting and prosecuting legal proceedings or recovering possession of the Premises after default by Tenant or upon expiration or sooner termination of this Lease, shall be due and payable by Tenant on demand, as Additional Rent. In addition, and notwithstanding the foregoing, if either party hereto shall file any action or bring any proceeding against the other party arising out of this Lease or for the declaration of any rights hereunder, the prevailing party in such action shall be entitled to recover from the other party all costs and expenses, including reasonable attorneys' fees incurred by the prevailing party, as determined by the trier of fact in such legal proceeding. For purposes of this provision, the terms “attorneys' fees” or “attorneys' fees and costs,” or “costs and expenses” shall mean the fees and expenses of legal counsel (including external counsel and in-house counsel) of the parties hereto, which include printing,

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photocopying, duplicating, mail, overnight mail, messenger, court filing fees, costs of discovery, and fees billed for law clerks, paralegals, investigators and other persons not admitted to the bar for performing services under the supervision and direction of an attorney. For purposes of determining in-house counsel fees, the same shall be considered as those fees normally applicable to a partner in a law firm with like experience in such field. In addition, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred in enforcing any judgment arising from a suit or proceeding under this Lease, including without limitation post-judgment motions, contempt proceedings, garnishment, levy and debtor and third party examinations, discovery and bankruptcy litigation, without regard to schedule or rule of court purporting to restrict such award. This post-judgment award of attorneys' fees and costs provision shall be severable from any other provision of this Lease and shall survive any judgment/award on such suit or arbitration and is not to be deemed merged into the judgment/award or terminated with the Lease.
ARTICLE 26
NON-WAIVER
26.1    Neither acceptance of any payment by Landlord from Tenant nor, failure by a party hereto to complain of any action, non-action, or default of the other shall constitute a waiver of any of such party's rights hereunder. Time is of the essence with respect to the performance of every obligation of each party under this Lease in which time of performance is a factor. Waiver by either party of any right or remedy arising in connection with any default of the other party shall not constitute a waiver of such right or remedy or any other right or remedy arising in connection with either a subsequent default of the same obligation or any other default. No right or remedy of either party hereunder or covenant, duty, or obligation of any party hereunder shall be deemed waived by the other party unless such waiver is in writing, signed by the other party or the other party's duly authorized agent.
ARTICLE 27
RULES AND REGULATIONS
27.1    Such reasonable rules and regulations applying to all lessees in the Project for the safety, care, and cleanliness of the Project and the preservation of good order thereon are hereby made a part hereof as Exhibit C, and Tenant agrees to comply with all such rules and regulations. Landlord shall have the right at all times to change such rules and regulations or to amend them in any reasonable and non-discriminatory manner as may be deemed advisable by Landlord, all of which changes and amendments shall be sent by Landlord to Tenant in writing and shall be thereafter carried out and observed by Tenant. Landlord shall not have any liability to Tenant for any failure of any other lessees of the Project to comply with such rules and regulations. In the event of any conflict between the provisions of this Lease and the provisions of any such rules and regulations, the terms and conditions of this Lease shall control.
ARTICLE 28
ASSIGNMENT BY LANDLORD; RIGHT TO LEASE
28.1    Landlord shall have the right to transfer or assign, in whole or in part, all its rights and obligations hereunder and in the Premises and the Project. In such event, and upon the assumption by the transferee of the obligations of Landlord hereunder, no liability or obligation shall accrue or be charged to Landlord with respect to the period from and after such transfer or assignment and assumption of Landlord's obligations by the transferee or assignee.

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28.2    Subject to the provisions of this Lease, including, without limitation, provisions regarding Article 56 below, Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Buildings or Project, subject to Tenant's rights set forth herein. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Buildings or Project.
ARTICLE 29
LIABILITY OF LANDLORD
29.1    It is expressly understood and agreed that the obligations of Landlord under this Lease shall be binding upon Landlord and its successors and assigns and any future owner of the Project only with respect to events occurring during its and their respective ownership of the Project. In addition, Tenant agrees to look solely to Landlord's interest in the Project for recovery of any judgment against Landlord arising in connection with this Lease, it being agreed that neither Landlord nor any successor or assign of Landlord nor any future owner of the Project, nor any partner, shareholder, member, or officer of any of the foregoing shall ever be personally liable for any such judgment. For purposes hereof, “the interest of Landlord in the Project” shall include rents due from tenants, proceeds from any sale of the Project, insurance proceeds, and proceeds from condemnation or eminent domain proceedings (prior to the distribution of same to any partner or shareholder of Landlord or any other third party). The limitations of liability contained in this Section 29.1 shall inure to the benefit of Landlord's and the Landlord Parties' present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord's obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties nor Tenant shall be liable under any circumstances for any indirect or consequential damages or any injury or damage to, or interference with, the other party's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring except, in the case of Tenant, with respect to Tenant's liability under Article 31 or Article 33; provided that Tenant hereby acknowledges and agrees that the foregoing shall not prevent Landlord from recovering any and all damages to which Landlord is entitled pursuant to California Civil Code Sections 1951.2 (except for Section 1951.2(a)(4) , but only to the extent Section 1951.2(a)(4) allows recovery of damages other than direct out-of-pocket costs to repair the Premises and lease the Premises) and 1951.4 following an Event of Default by Tenant hereunder.
ARTICLE 30
SUBORDINATION AND ATTORNMENT
30.1    This Lease, at Landlord's option, shall be subordinate to any present or future mortgage or deed of trust encumbering any Building included in the Premises (a “Mortgage”) (to the extent of the portion of the Premises encumbered by such Mortgage, ground lease or declaration of covenants regarding maintenance and use of any areas contained in any portion of the Buildings), and to any and all advances made under any present or future mortgage and to all renewals, modifications, consolidations, replacements, and extensions of any or all of same. Tenant agrees, with respect to any of the foregoing documents other than any SNDA required hereunder, that no documentation other than this Lease shall be required to evidence such subordination.

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If any holder of a Mortgage (“Holder”) shall elect for this Lease to be superior to the lien of its mortgage and shall give written notice thereof to Tenant, then this Lease shall automatically be deemed prior to such Mortgage whether this Lease is dated earlier or later than the date of said Mortgage or the date of recording thereof. Tenant agrees to execute (or make reasonable good faith corrective comments to) such documents as may be further required to evidence such subordination or to make this Lease prior to the lien of any Mortgage, as the case may be, and by failing to do so within ten (10) business days after written demand, Tenant does hereby make, constitute, and irrevocably appoint Landlord as Tenant's attorney-in-fact and in Tenant's name, place, and stead, to do so. This power of attorney is coupled with an interest. Tenant hereby attorns to all successor owners of the Building, whether or not such ownership is acquired as a result of a sale through foreclosure or otherwise. Notwithstanding the foregoing, as a condition to the subordination of this Lease to any Mortgage, Landlord shall provide a Non-Disturbance Agreement (“SNDA”) from any Holder in a commercially reasonable form acceptable to Tenant and such Holder in their sole discretion. Landlord represents to Tenant that as of the Effective Date, there is no (a) Mortgage encumbering any portion of the Project or (b) ground lease affecting any of the Buildings.
30.2    Tenant shall, at such time or times as Landlord may request, upon not less than ten (10) business days' prior written request by Landlord, sign (or make reasonable good faith corrective comments to) and deliver to Landlord an estoppel certificate, which shall be substantially in the form of Exhibit D, attached hereto (or such other commercially reasonable form as may be required by any prospective Holder or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain such other information and agreements as may be reasonably requested, it being intended that any such statement delivered pursuant to this Article may be relied upon by Landlord and by any prospective purchaser of all or any portion of the Project, or a holder or prospective holder of any mortgage encumbering the Project, or any portion thereof; provided, however, that in no event will any such certificate be deemed to amend, revise or modify the express written terms of this Lease. Tenant's failure to deliver such statement within five (5) days after Landlord's second written request therefor shall constitute an Event of Default (as that term is defined elsewhere in this Lease) and shall conclusively be deemed to be an admission by Tenant of the matters set forth in the request for an estoppel certificate. Similarly, within twenty (20) days following a request by Tenant (or ten (10) business days, if requested in connection with a proposed Transfer by Tenant), Landlord agrees to deliver to Tenant a similar statement (provided, that for the purposes of such statement, clause (c) shall be written to state that Landlord will state whether or not, to Landlord's actual knowledge, Tenant is in default under this Lease) which may be relied upon by any entity extending financing to Tenant, engaged in a merger or acquisition transaction with Tenant or proposing to engage in any Transfer with Tenant.
30.3    From time to time upon Landlord's written request to Tenant not more than once in each consecutive one (1) year period during the Term unless (i) an Event of Default then exists or (ii) the request is made in connection with a proposed sale or financing of the Building, and provided that Landlord (and any third party to whom Landlord intends to disclose the information described herein to) executes a commercially reasonable nondisclosure agreement, Tenant shall deliver to Landlord within a reasonable period, Tenant's current financial statements, including a balance sheet and profit and loss statement for the most recent prior year (collectively, the “Statements”), which Statements shall accurately and completely reflect the financial condition of Tenant. If audited financial statements are not then available, Tenant may instead provide unaudited financial statements certified by an officer of Tenant as

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accurately and completely reflecting the financial condition of Tenant. Landlord shall have the right to deliver the same to any proposed purchaser of the Building or the Project, and to any encumbrancer of all or any portion of the Building or the Project. The provisions of this Section 30.3 shall not apply if and for so long as the shares of Tenant's stock are traded on a nationally recognized securities exchange, Tenant's financial statements (i.e., Forms 10-K and 10Q) are available to the public, including Landlord, and Tenant is current on its reporting obligations under applicable federal securities laws.
30.4    Tenant acknowledges that Landlord is relying on the Statements in its determination to enter into this Lease, and Tenant represents to Landlord, which representation shall be deemed made on the date of this Lease and again on the Commencement Date, that no material adverse change in the financial condition of Tenant, as reflected in the Statements, has occurred since the date Tenant delivered the Statements to Landlord. The Statements are represented and warranted by Tenant to be correct and to accurately and fully reflect Tenant's true financial condition as of the date of submission of any Statements to Landlord.
ARTICLE 31
HOLDING OVER
31.1    Tenant shall have the right to holdover in all or any portion of the Premises for up to ninety (90) days following the expiration or earlier termination of this Lease (the “Stub Period”) and the Base Rent payable during the Stub Period shall equal the lesser of (x) the then market rental value of the Premises as reasonably determined by Landlord assuming a new lease of the Premises of the then usual duration and other terms (the “Holdover Market Rental Value”), and (y) one hundred fifty percent (150%) of the Base Rent for the last period prior to the Stub Period, and Tenant shall also pay Additional Rent attributable to Operating Expenses and Taxes as provided in Article 5 of this Lease during the Stub Period, together with all other Additional Rent and other amounts payable pursuant to the terms of this Lease. Tenant shall also be liable for any and all damages sustained by Landlord as a result of such holdover after the expiration of such Stub Period. Subject to Tenant's right to hold over during the Stub Period, Tenant shall vacate the Premises and deliver same to Landlord immediately upon Tenant's receipt of notice from Landlord to so vacate. The Rent during such holdover period shall be payable to Landlord on demand. Landlord's acceptance of Rent if and after Tenant holds over shall not convert Tenant's tenancy at sufferance to any other form of tenancy or result in a renewal or extension of the Term of this Lease, unless otherwise specified by notice from Landlord to Tenant.
31.2    Subject to Section 31.1 above, in the event Tenant, or any party claiming under Tenant, retains possession of the Premises after the Expiration Date or Termination Date, such possession shall be that of a tenant at sufferance and an unlawful detainer. No tenancy or interest shall result from such possession, and such parties shall be subject to immediate eviction and removal. Tenant or any such party shall pay Landlord, as Base Rent for the period of such holdover, a monthly amount equal to the greater of (i) the sum of (a) one hundred fifty percent (150%) of the Base Rent for the last period prior to the date of such termination plus (b) one hundred percent (100%) of Additional Rent attributable to Operating Expenses and Taxes as provided in Article 5 of this Lease during the time of holdover, and (ii) the Holdover Market Rental Value, in either case, together with all other Additional Rent and other amounts payable pursuant to the terms of this Lease. Such tenancy at sufferance shall be subject to every other applicable term, covenant and agreement contained herein.

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ARTICLE 32
SIGNS; ADDRESSES
32.1    Except as expressly set forth below in Section 32.2, no sign, symbol, or identifying marks shall be put upon the Project, Buildings, in the halls, elevators, staircases, entrances, parking areas, or upon the doors or walls, without the prior written approval of Landlord in its reasonable discretion. All signs or lettering installed by Tenant which is visible from the exterior of the Premises shall conform in all respects to the sign and/or lettering criteria reasonably established by Landlord and Tenant and comply with the CC&R's and all Applicable Laws. Landlord, at Landlord's sole cost and expense, reserves the right to change the door plaques as Landlord deems reasonably desirable.
32.2    Notwithstanding the foregoing, Landlord hereby agrees that, subject to Tenant's compliance with the requirements set forth above, subject to existing (as of the Effective Date) rights of existing tenants and all relevant municipal and business park rules and regulations, Tenant shall have exclusive signage rights with respect to the Building if Tenant is the occupant of the entire Building and pro-rata signage rights for so long as the Building is a multi-tenant Building.
ARTICLE 33
HAZARDOUS SUBSTANCES
33.1    Except for Hazardous Material (as defined below) contained in products used by Tenant for ordinary cleaning and office purposes in quantities not violative of applicable Environmental Requirements, Tenant shall not permit or cause any party to bring any Hazardous Material upon the Premises and/or the Project or transport, store, use, generate, manufacture, dispose, or release any Hazardous Material on or from the Premises and/or the Project without Landlord's prior written consent. Tenant, at its sole cost and expense, shall operate its business in the Premises in strict compliance with all Environmental Requirements (as defined below) and all requirements of this Lease. Tenant shall complete and certify to disclosure statements as requested by Landlord from time to time relating to Tenant's transportation, storage, use, generation, manufacture, or release of Hazardous Materials on the Premises, and Tenant shall promptly deliver to Landlord a copy of any notice of violation relating to the Premises or the Project of any Environmental Requirement. Without limiting the generality of the foregoing, Tenant shall, at such intervals as Landlord may require, provide to Landlord or its designated consultant a list of all Hazardous Materials used by Tenant in the Premises. Tenant shall reimburse Landlord within thirty (30) days after demand for the actual costs and fees charged by Landlord's consultant to review the list of chemicals provided by the Tenant.
33.2    The term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, permits, authorizations, orders, policies or other similar requirements of any governmental authority, agency or court regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Clean Water Act; the Toxic Substances Control Act and all state and local counterparts thereto; all applicable California requirements, including, but not limited to, Sections 25115, 25117, 25122.7, 25140, 25249.8, 25281, 25316 and 25501 of the California Health and Safety Code and Title 22 of the California Code of Regulations, Division 4.5, Chapter 11, and any policies or rules promulgated thereunder as well as

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any County or City ordinances that may operate independent of, or in conjunction with, the State programs, and any common or civil law obligations including, without limitation, nuisance or trespass, and any other requirements of Article 3 of this Lease. The term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant that is or could be regulated under any Environmental Requirement or that may adversely affect human health or the environment, including, without limitation, any solid or hazardous waste, hazardous substance, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, synthetic gas, polychlorinated biphenyls (PCBs), and radioactive material). For purposes of Environmental Requirements, to the extent authorized by law, Tenant is and shall be deemed to be the responsible party, including without limitation, the “owner” and “operator” of Tenant's “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant, its agents, employees, contractors or invitees, and the wastes, by-products, or residues generated, resulting, or produced therefrom.
33.3    Tenant, at its sole cost and expense, shall remove all Hazardous Materials stored, disposed of or otherwise released by Tenant, its assignees, subtenants, agents, employees, contractors or invitees onto or from the Premises, in a manner and to a level satisfactory to Landlord in its sole discretion, but in no event to a level and in a manner less than that which complies with all Environmental Requirements and does not limit any future uses of the Premises or require the recording of any deed restriction or notice regarding the Premises. Tenant shall perform such work at any time during the Term of the Lease upon written request by Landlord or, in the absence of a specific request by Landlord, before Tenant's right to possession of the Premises terminates or expires. If Tenant fails to perform such work within the time period specified by Landlord or before Tenant's right to possession terminates or expires (whichever is earlier), Landlord may at its discretion, and without waiving any other remedy available under this Lease or at law or equity (including without limitation an action to compel Tenant to perform such work), perform such work at Tenant's cost. Tenant shall pay all costs incurred by Landlord in performing such work within ten (10) days after Landlord's request therefor. Such work performed by Landlord is on behalf of Tenant and Tenant remains the owner, generator, operator, transporter, and/or arranger of the Hazardous Materials for purposes of Environmental Requirements. Tenant agrees not to enter into any agreement with any person, including without limitation any governmental authority, regarding the removal of Hazardous Materials that have been disposed of or otherwise released onto or from the Premises without the written approval of Landlord.
33.4    Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all losses (including, without limitation, diminution in value of the Premises or the Project and loss of rental income from the Project), claims, demands, actions, suits, damages (including, without limitation, punitive damages), expenses (including, without limitation, remediation, removal, repair, corrective action, or cleanup expenses), and costs (including, without limitation, actual attorneys' fees, consultant fees or expert fees and including, without limitation, removal or management of any asbestos brought into the Premises or disturbed in breach of the requirements of this Article 33, regardless of whether such removal or management is required by law) which are brought or recoverable against, or suffered or incurred by Landlord as a result of any release of Hazardous Materials or any breach of the requirements under this Article 33 by Tenant, its agents, employees, contractors, subtenants, assignees or invitees, regardless of whether Tenant had knowledge of such noncompliance. The obligations of Tenant under this Article 33 shall survive any termination of this Lease.

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33.5    Landlord shall have access to, and a right to perform inspections and tests of, the Premises to determine Tenant's compliance with Environmental Requirements, its obligations under this Article 33, or the environmental condition of the Premises. Access shall be granted to Landlord upon Landlord's prior notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant's operations. Such inspections and tests shall be conducted at Landlord's expense, unless such inspections or tests reveal that Tenant has not complied with any Environmental Requirement, in which case Tenant shall reimburse Landlord for the reasonable cost of such inspection and tests. Landlord's receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord holds against Tenant. Tenant shall promptly notify Landlord of any communication or report that Tenant makes to any governmental authority regarding any possible violation of Environmental Requirements or release or threat of release of any Hazardous Materials onto or from the Premises. Tenant shall, within five (5) days of receipt thereof, provide Landlord with a copy of any documents or correspondence received from any governmental agency or other party relating to a possible violation of Environmental Requirements or claim or liability associated with the release or threat of release of any Hazardous Materials onto or from the Premises.
33.6    In addition to all other rights and remedies available to Landlord under this Lease or otherwise, Landlord may, in the event of a breach of the requirements of this Article 33 that is not cured within thirty (30) days following notice of such breach by Landlord, require Tenant to provide financial assurance (such as insurance, escrow of funds or third party guarantee) in an amount and form satisfactory to Landlord. The requirements of this Article 33 are in addition to and not in lieu of any other provision in the Lease.
ARTICLE 34
COMPLIANCE WITH LAWS AND OTHER REGULATIONS
34.1    Subject to Section 34.2(b), Tenant, at its sole cost and expense, shall promptly comply with all laws, statutes, ordinances, and governmental rules, regulations, or requirements now in force or which may hereafter become in force, of federal, state, county, and municipal authorities, including without limitation the Americans with Disabilities Act and the California Energy Code, Title 24, with the requirements of any board of fire underwriters or other similar body now or hereafter constituted, and with any occupancy certificate issued pursuant to any law by any public officer or officers, which impose, any duty upon Landlord or Tenant, insofar as any thereof relate to or affect the condition, use, alteration, or occupancy of the Premises. Landlord's approval of Tenant's plans for any improvements shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules, and regulations of governmental agencies or authorities, including, but not limited to, the Americans with Disabilities Act. Tenant, at Tenant's expense, may contest by appropriate proceedings in good faith the legality or applicability of any Law affecting the Premises, provided that (A) the Building or any part thereof shall not be subject to being condemned or vacated by reason of non-compliance or otherwise by reason of such contest, (B) no unsafe or hazardous condition remains unremedied as a result of such contest, (C) such non-compliance or contest is not prohibited under any then-applicable law, (D) such non-compliance or contest shall not prevent Landlord from obtaining any and all permits and licenses then required by applicable laws in connection with the operation of the Building, and (E) the certificate of occupancy for the Building (or any portion) is neither subject to being suspended by reason such of non-compliance or contest (any such proceedings instituted by Tenant being referred to herein as a “Compliance Challenge”). In the event that Tenant

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commences a Compliance Challenge, Tenant's obligation to cease any use specified in Landlord's notice and/or obligation to comply with the applicable law in question shall, unless otherwise mandated by applicable law, be suspended pending the resolution of the Compliance Challenge.
34.2    However,:
(a)    Subject to Section 2.6 and Section 34.2(b), Tenant shall be solely responsible for all costs and expenses relating to or incurred in connection with: (i) the failure of the Premises to comply with Applicable Laws; and (ii) bringing the Building and the Common Areas into compliance with Applicable Laws, if and to the extent such noncompliance arises out of or relates to: (1) Tenant's use of the Premises for other than general office use; (2) any Alterations to the Premises constructed by Tenant; or (3) any Alterations constructed in the Premises at the request of Tenant;
(b)    Tenant shall be solely responsible for all costs and expenses relating to or incurred in connection with bringing the Building and the all Common Areas into compliance with Applicable Laws.
(c)    Landlord's consent to any proposed Alterations shall (i) not relieve Tenant of its obligations contained in this Article 34 or (ii) be construed as a warranty that such proposed Alterations comply with any Applicable Laws; and
(d)    The provisions of this Section 34.2 shall supersede any other provisions in this Lease regarding Applicable Laws, to the extent inconsistent with the provisions of any other paragraphs.
34.3    As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) neither Tenant (nor any person, group, entity or nation which owns or controls Tenant, directly or indirectly) has conducted or will conduct business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person. As used in the immediately preceding sentence, the phrase “owned or controlled” will not be deemed to include any ownership of the shares of Tenant's stock through the passive direct or indirect ownership of interests traded on a recognized securities exchange. Tenant covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this Section 34.3 are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any Prohibited Person to make any payment due to Landlord under the Lease and (d) at the request of Landlord, to provide such information as may be requested by Landlord to determine

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Tenant's compliance with the terms hereof. Any breach by Tenant of the foregoing representations and warranties shall be deemed an Event of Default by Tenant under this Lease and shall be covered by the indemnity provisions of Section 21.1 above. The representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.
34.4    As of the Effective Date, neither the Building nor the Premises has undergone inspection by a Certified Access Specialist (CASp).  A CASp can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the Premises, Landlord may not prohibit Tenant from obtaining a CASp inspection of the Premises for the occupancy by Tenant, if requested by Tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.  Except as otherwise expressly agreed upon in writing by Landlord, Landlord has no obligation for the payment of the CASp fee or the cost of making repairs pursuant thereto, nor shall Landlord have any liability to Tenant arising out of or related to the fact that neither the Premises nor the Building has been inspected by a CASp, and Tenant waives all such liability and acknowledges that Tenant shall have no recourse against Landlord or the Building as a result of or in connection therewith.
ARTICLE 35
SEVERABILITY
35.1    This Lease shall be construed in accordance with the laws of the State of California. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws effective during the Term, then it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of both parties that in lieu of each clause or provision that is illegal, or unenforceable, there is added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and still be legal, valid, and enforceable.
ARTICLE 36
NOTICES
36.1    All notices, demands, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (i) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (ii) delivered by a nationally recognized overnight courier, or (iv) delivered personally. Any Notice shall be sent or delivered, as the case may be, to Tenant at the appropriate address set forth in the Basic Lease Information, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth in the Basic Lease Information, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (A) three (3) business days after the date it is posted if sent by Mail, (B) the date the overnight courier delivery is made, or (C) the date personal delivery is made. Any Notice given by an attorney on behalf of Landlord or by Landlord's managing agent shall be considered as given by Landlord and shall be fully effective.

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ARTICLE 37
OBLIGATIONS OF, SUCCESSORS, PLURALITY, GENDER
37.1    Landlord and Tenant agree that all the provisions hereof are to be construed as covenants and agreements as though the words imparting such covenants were used in each paragraph hereof, and that, except as restricted by the provisions hereof, shall bind and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors, and assigns. If the rights of Tenant hereunder are owned by two or more parties, or two or more parties are designated herein as Tenant, then all such parties shall be jointly and severally liable for the obligations of Tenant hereunder. Whenever the singular or plural number, masculine or feminine or neuter gender is used herein, it shall equally include the other.
ARTICLE 38
ENTIRE AGREEMENT
38.1    This Lease and any attached addenda or exhibits constitute the entire agreement between Landlord and Tenant. No prior or contemporaneous written or oral leases or representations shall be binding. This Lease shall not be amended, changed, or extended except by written instrument signed by Landlord and Tenant.
38.2    THE SUBMISSION OF THIS LEASE BY LANDLORD, ITS AGENT OR REPRESENTATIVE FOR EXAMINATION OR EXECUTION BY TENANT DOES NOT CONSTITUTE AN OPTION OR OFFER TO LEASE THE PREMISES UPON THE TERMS AND CONDITIONS CONTAINED HEREIN OR A RESERVATION OF THE PREMISES IN FAVOR OF TENANT, IT BEING INTENDED HEREBY THAT THIS LEASE SHALL ONLY BECOME EFFECTIVE UPON THE EXECUTION HEREOF BY LANDLORD AND DELIVERY OF A FULLY EXECUTED LEASE TO TENANT.
ARTICLE 39
CAPTIONS
39.1    Paragraph captions are for Landlord's and Tenant's convenience only, and neither limit nor amplify the provisions of this Lease.
ARTICLE 40
CHANGES
40.1    Should any mortgagee require a modification of this Lease, which modification will not bring about any increased cost or expense to Tenant or in any other way substantially and adversely change the rights and obligations of Tenant hereunder, then and in such event Tenant agrees that this Lease may be so modified.
ARTICLE 41
AUTHORITY
41.1    All rights and remedies of Landlord under this Lease, or those which may be provided by law, may be exercised by Landlord in its own name individually, or in its name by its agent, and all legal proceedings for the enforcement of any such rights or remedies, including distress for Rent, unlawful detainer, and any other legal or equitable proceedings may be commenced and prosecuted to final judgment and be executed by Landlord in its own name individually or in its name by its agent. Landlord and Tenant each represent to the other that each has full power and authority to

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execute this Lease and to make and perform the agreements herein contained, and Tenant expressly stipulates that any rights or remedies available to Landlord, either by the provisions of this Lease or otherwise, may be enforced by Landlord in its own name individually or in its name by its agent or principal.
ARTICLE 42
BROKERAGE
42.1    Tenant represents and warrants to Landlord that it has dealt only with Tenant's Broker in negotiation of this Lease. Landlord shall make payment of the brokerage fee due the Tenant's Broker pursuant to a Tenant’s Broker Commission Agreement as described below. Except for amounts owing to Landlord's Broker and Tenant's Broker, each party hereby agrees to indemnify and hold the other party harmless of and from any and all damages, losses, costs, or expenses (including, without limitation, all attorneys' fees and disbursements) by reason of any claim of or liability to any other broker or other person claiming through the indemnifying party and arising out of or in connection with the negotiation, execution, and delivery of this Lease. Landlord and Tenant's Broker have entered into a Commission Agreement for Lease (the “Tenant’s Broker Commission Agreement”) with respect to this Lease. The obligations of “Owner” under the Tenant’s Broker Commission Agreement shall be binding on any successor in interest to Landlord under this Lease.
ARTICLE 43
EXHIBITS
43.1    Exhibits A through F are attached hereto and incorporated herein for all purposes and are hereby acknowledged by both parties to this Lease.
ARTICLE 44
APPURTENANCES
44.1    The Premises include the right of ingress and egress thereto and therefrom; however, Landlord reserves the right to make changes and alterations to any Buildings in which Tenant does not occupy the full Building, fixtures and equipment thereof, in the street entrances, doors, halls, corridors, lobbies, passages, elevators, escalators, stairways, toilets and other parts thereof which Landlord may deem necessary or desirable; provided that Tenant at all times has a means of access to the Premises (subject to a temporary interruption due to Force Majeure Events or necessary maintenance that cannot reasonably be performed without such interruption of access) and subject to the provisions of Section 6.8. Neither this Lease nor any use by Tenant of the Buildings or any passage, door, tunnel, concourse, plaza or any other area connecting the garages or other buildings with the Buildings, shall give Tenant any right or easement of such use and the use thereof may, without notice to Tenant, be regulated or discontinued at any time and from time to time by Landlord without liability of any kind to Tenant and without affecting the obligations of Tenant under this Lease.
ARTICLE 45
PREJUDGMENT REMEDY, REDEMPTION, COUNTERCLAIM, AND JURY
45.1    Tenant, for itself and for all persons claiming through or under it, hereby expressly waives any and all rights which are, or in the future may be, conferred upon Tenant by any present or future law to redeem the Premises, or to any new trial in any action for ejection under any provisions of law, after reentry thereupon, or upon any part thereof, by Landlord, or after any warrant to dispossess or judgment in ejection. If

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Landlord shall acquire possession of the Premises by summary proceedings, or in any other lawful manner without judicial proceedings, it shall be deemed a reentry within the meaning of that word as used in this Lease. In the event that Landlord commences any summary proceedings or action for nonpayment of Rent or other charges provided for in this Lease, Tenant shall not interpose any counterclaim of any nature or description in any such proceeding or action. Tenant and Landlord both waive a trial by jury of any or all issues arising in any action or proceeding between the parties hereto or their successors, under or connected with this Lease, or any of its provisions.
ARTICLE 46
RECORDING
46.1    Neither Landlord nor Tenant shall record this Lease.
ARTICLE 47
MORTGAGEE PROTECTION
47.1    Tenant agrees to give any mortgagees and/or trust deed holders having a lien on Landlord's interest in the Project, by certified mail or overnight courier, a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been notified, in writing of the address of such mortgagees and/or trust deed holders. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then such mortgagees and/or trust deed holders shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, and provided that such party has notified Tenant of its interest to attempt to cure such default, then such additional time as may be necessary to cure such default (including but not limited to commencement of foreclosure proceedings, if necessary to effect such cure) in which event this Lease shall not be terminated while such remedies are being so diligently pursued.
ARTICLE 48
OTHER LANDLORD CONSTRUCTION
48.1    Tenant acknowledges that portions of the Project may be under construction following Tenant's occupancy of the Premises, and that such construction may result in levels of noise, dust, odor, obstruction of access, etc. which are in excess of that present in a fully constructed project. Except as set forth in Section 6.8, Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction. If any excavation or construction is made adjacent to, upon or within the Building, or any part thereof, Tenant shall afford to any and all persons causing or authorized to cause such excavation or construction license to enter upon the Premises for the purpose of doing such work as such persons shall deem necessary to preserve the Buildings or any portion thereof from injury or damage and to support the same by proper foundations, braces and supports, without any claim for damages or indemnity or abatement of Rent (subject to the express provisions of this Lease), or of a constructive or actual eviction of Tenant.
48.2    It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, the Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Tenant Work Letter. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the

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Project, the Building and/or the Premises. Tenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Tenant nor, except as set forth in Section 6.8, entitle Tenant to any abatement of Rent. Landlord shall have no responsibility and shall not be liable to Tenant for any injury to or interference with Tenant's business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant's personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations.
ARTICLE 49
PARKING
49.1    The use by Tenant, its employees and invitees, of the parking facilities of the Project shall be on the terms and conditions set forth in Exhibit C-1 attached hereto and by this reference incorporated herein and shall be subject to such other agreement between Landlord and Tenant as may hereinafter be established and to such other rules and regulations as Landlord may establish. Tenant, its employees and invitees shall use no more than the Maximum Parking Allocation. Tenant's use of the parking spaces shall be confined to the Project. If, in Landlord's reasonable business judgment, it becomes necessary, Landlord shall exercise due diligence to cause the creation of cross-parking easements and such other agreements as are necessary to permit Tenant, its employees and invitees to use parking spaces on properties and buildings which are separate legal parcels from the Project. Tenant acknowledges that other tenants of the Project and the tenants of the other buildings, their employees and invitees, may be given the right to park at the Project. Subject to Applicable Laws and the CC&R's, and further subject to the rights of any existing tenants of the Project, Tenant shall have the right to designate specific parking spaces within the Project for Tenant's exclusive use; provided Landlord shall have the right, in its reasonable discretion, to approve the specific location of any such exclusive use parking spaces.
ARTICLE 50
ELECTRICAL CAPACITY
50.1    Tenant covenants and agrees that at all times, its use of electric energy shall never exceed the capacity of the existing feeders to the Building or the risers of wiring installation. Any riser or risers to supply Tenant's electrical requirements shall, upon written request of Tenant, be installed by Landlord at the sole cost and expense of Tenant, if, in Landlord's good faith judgment, the same are necessary and will not cause or create a dangerous or hazardous condition or entail excess or unreasonable alterations, repairs or expense or interfere with or disrupt other tenants or occupants. In addition to the installation of such riser or risers, Landlord will also, at the sole cost and expense of Tenant, install all other equipment which is reasonably necessary in connection therewith subject to the aforesaid terms and conditions.
ARTICLE 51
OPTIONS TO EXTEND LEASE
51.1    Extension Options. As used herein: (i) the term “Extension Option” shall mean the First Extension Option, Second Extension Option, or Third Extension Option (each as defined below), as applicable, and (ii) the term “Extension Period” shall mean the First Extension Period, Second Extension Period, or Third Extension Period (each as defined below), as applicable.

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51.2    First Extension Option. Tenant shall have the option to extend this Lease (the “First Extension Option”) with respect to the Premises for one additional term of five (5) years (the “First Extension Period”), upon the terms and conditions hereinafter set forth:
(a)    If the First Extension Option is exercised, then the Base Rent per annum for such First Extension Period shall be an amount equal to the Fair Market Rental Value (as defined hereinafter) as of the commencement of the First Extension Option for such First Extension Period.
(b)    The First Extension Option must be exercised by Tenant, if at all, only at the time and in the manner provided in this Section 51.2(b).
(i)    If Tenant wishes to exercise the First Extension Option, Tenant must, on or before the date occurring nine (9) months before the expiration of the initial Lease Term (but not before the date that is twelve (12) months before the expiration of the initial Lease Term), exercise the First Extension Option by delivering written notice (the “First Option Exercise Notice”) to Landlord. If Tenant timely and properly exercises its First Extension Option, the Lease Term shall be extended for the First Extension Period upon all of the terms and conditions set forth in the Lease, as amended, except that the Base Rent for the First Extension Period shall be as provided in Section 51.2(a) and Tenant shall have no further options to extend the Lease Term except for the Second Extension Option and Third Extension Option.
(ii)    If Tenant fails to deliver a timely First Option Exercise Notice, Tenant shall be considered to have elected not to exercise the First Extension Option.
(c)    It is understood and agreed that the First Extension Option hereby granted is personal to Tenant and is not transferable except to a Permitted Transferee in connection with an assignment of Tenant's entire interest in this Lease. In the event of any assignment of this Lease (other than to a Permitted Transferee in connection with an assignment of Tenant’s entire interest in this Lease), the First Extension Option shall automatically terminate and shall thereafter be null and void. In addition, Tenant may not exercise the First Extension Option, and any attempted exercise of the First Extension Option shall be ineffective, if at the time Tenant delivers the First Option Exercise Notice the Subletting Threshold (as defined below) is exceeded. As used herein, “Subletting Threshold” means subleasing of forty-five percent (45%) or more of the Premises(excluding subleases to Permitted Transferees), either in a single transaction or, in the aggregate, following a series of transactions, for a term or terms expiring during the last year of the Term.
(d)    Tenant's exercise of the First Extension Option shall, if Landlord so elects in its absolute discretion, be ineffective in the event that an Event of Default by Tenant remains uncured at the time of delivery of the First Option Exercise Notice (provided that Landlord must exercise such option to nullify the effectiveness of Tenant's exercise by notice delivered to Tenant within twenty (20) business days following the date of Tenant's delivery of Tenant's First Option Exercise Notice or Landlord will be deemed to have waived its right to nullify Tenant's exercise of the First Extension Option).
51.3    Second Extension Option. Tenant shall also have the option to extend this Lease (the “Second Extension Option”) with respect to the Premises for one

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additional term of five (5) years (the “Second Extension Period”), upon the terms and conditions hereinafter set forth:
(a)    If the Second Extension Option is exercised, then the Base Rent per annum for such Second Extension Period shall be an amount equal to the Fair Market Rental Value for the Premises (as applicable) as of the commencement of the Second Extension Option for such Second Extension Period.
(b)    The Second Extension Option must be exercised by Tenant, if at all, only at the time and in the manner provided in this Section 51.3(b).
(i)    If Tenant wishes to exercise the Second Extension Option, Tenant must, on or before the date occurring nine (9) months before the expiration of the First Extension Period (but not before the date that is twelve (12) months before the expiration of the First Extension Period), exercise the Second Extension Option by delivering written notice (the “Second Option Exercise Notice”) to Landlord. If Tenant timely and properly exercises its Second Extension Option, the Lease Term shall be extended for the Second Extension Period upon all of the terms and conditions set forth in the Lease, as amended, except that the Base Rent for the Second Extension Period shall be as provided in Section 51.3(a) and Tenant shall have no further options to extend the Lease Term except for the Third Extension Option.
(ii)    If Tenant fails to deliver a timely Second Option Exercise Notice, Tenant shall be considered to have elected not to exercise the Second Extension Option.
(c)    It is understood and agreed that the Second Extension Option hereby granted is personal to Tenant and is not transferable except to a Permitted Transferee in connection with an assignment of Tenant's entire interest in this Lease. In the event of any assignment of this Lease (other than to a Permitted Transferee in connection with an assignment of Tenant's entire interest in this Lease), the Second Extension Option shall automatically terminate and shall thereafter be null and void. In addition, Tenant may not exercise the Second Extension Option, and any attempted exercise of the Second Extension Option shall be ineffective, if at the time Tenant delivers the Second Option Exercise Notice the Subletting Threshold is exceeded.
(d)    Tenant's exercise of the Second Extension Option shall, if Landlord so elects in its absolute discretion, be ineffective in the event that an Event of Default by Tenant remains uncured at the time of delivery of the Second Option Exercise Notice (provided that Landlord must exercise such option to nullify the effectiveness of Tenant's exercise by notice delivered to Tenant within twenty (20) business days following the date of Tenant's delivery of Tenant's Second Option Exercise Notice or Landlord will be deemed to have waived its right to nullify Tenant's exercise of the Second Extension Option).
51.4    Third Extension Option. Tenant shall also have the option to extend this Lease (the “Third Extension Option”) with respect to the Premises for one additional term of five (5) years (the “Third Extension Period”), upon the terms and conditions hereinafter set forth:
(a)    If the Third Extension Option is exercised, then the Base Rent per annum for such Third Extension Period shall be an amount equal to the Fair Market

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Rental Value for the Premises as of the commencement of the Third Extension Option for such Third Extension Period.
(b)    The Third Extension Option must be exercised by Tenant, if at all, only at the time and in the manner provided in this Section 51.4(b).
(i)    If Tenant wishes to exercise the Third Extension Option, Tenant must, on or before the date occurring nine (9) months before the expiration of the Second Extension Period (but not before the date that is twelve (12) months before the expiration of the Second Extension Period), exercise the Third Extension Option by delivering written notice (the “Third Option Exercise Notice”) to Landlord. If Tenant timely and properly exercises its Third Extension Option, the Lease Term shall be extended for the Third Extension Period upon all of the terms and conditions set forth in the Lease, as amended, except that the Base Rent for the Third Extension Period shall be as provided in Section 51.4(a) and Tenant shall have no further options to extend the Lease Term.
(ii)    If Tenant fails to deliver a timely Third Option Exercise Notice, Tenant shall be considered to have elected not to exercise the Third Extension Option.
(c)    It is understood and agreed that the Third Extension Option hereby granted is personal to Tenant and is not transferable except to a Permitted Transferee in connection with an assignment of Tenant's entire interest in this Lease. In the event of any assignment of this Lease (other than to a Permitted Transferee in connection with an assignment of Tenant's entire interest in this Lease), the Third Extension Option shall automatically terminate and shall thereafter be null and void. In addition, Tenant may not exercise the Third Extension Option, and any attempted exercise of the Third Extension Option shall be ineffective, if at the time Tenant delivers the Third Option Exercise Notice the Subletting Threshold is exceeded.
(d)    Tenant's exercise of the Third Extension Option shall, if Landlord so elects in its absolute discretion, be ineffective in the event that an Event of Default by Tenant remains uncured at the time of delivery of the Third Option Exercise Notice (provided that Landlord must exercise such option to nullify the effectiveness of Tenant's exercise by notice delivered to Tenant within twenty (20) business days following the date of Tenant's delivery of Tenant's Third Option Exercise Notice or Landlord will be deemed to have waived its right to nullify Tenant's exercise of the Third Extension Option).
51.5    Fair Market Rental Value. The provisions of this Section shall apply in any instance in which this Lease provides that the Fair Market Rental Value is to apply.
(a)    “Fair Market Rental Value” means the annual amount per square foot that a willing tenant would pay and a willing landlord would accept in arm's length negotiations, without any additional inducements, for a lease of the applicable space on the applicable terms and conditions for the applicable period of time. Fair Market Rental Value shall be determined by considering the most recent new direct leases (and market renewals and extensions, if applicable) in the Project and in Comparable Buildings (the “Comparison Leases”).
(b)    In determining the rental rate of comparable space, the parties shall include all escalations and take into consideration (1) the annual rental rates per square

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foot, (2) the standard of measurement by which the square footage is measured, (3) all free rent, granted at such time for such comparable space, (4) the length of the Extension Period compared to the lease term of the Comparison Leases; (5) rental structure, including additional rent, and taking into consideration any “base year” or “expense stops”; (6) the size of the Premises compared to the size of the premises under the Comparison Leases; (7) location of the Premises compared to the premises under the Comparison Leases; (8) the age and quality of construction of the Buildings; (9) the value of existing leasehold improvements, excluding any specialized tenant improvements constructed by Tenant in comparison to the value of existing improvements in any space that is the subject of Comparison Leases; (10) whether the Comparison Lease is a renewal of an existing lease or a new lease, (11) the financial condition and credit history of Tenant compared to the tenants under the Comparison Leases, and (12) tenant improvement or refurbishment allowances granted in Comparison Leases.
(c)    If in determining the Fair Market Rental Value the parties determine that the economic terms of leases of comparable space include a tenant improvement allowance, Landlord may, at Landlord's sole option, elect to do the following:
(i)    Grant some or all of the value of the tenant improvement allowance as an allowance for the refurbishment of the Premises; and
(ii)    Reduce the Base Rent component of the Fair Market Rental Value to be an effective rental rate that takes into consideration the total dollar value of that portion of the tenant improvement allowance that Landlord has elected not to grant to Tenant (in which case that portion of the tenant improvement allowance evidenced in the effective rental rate shall not be granted to Tenant).
51.6    Determination of Fair Market Rental Value. The determination of Fair Market Rental Value shall be as provided in this Section 51.6.
(a)    Negotiated Agreement. Landlord and Tenant shall diligently attempt in good faith to agree on the Fair Market Rental Value on or before the date (the “Outside Agreement Date”) that is five (5) months prior to the date upon which the applicable Extension Period is to commence.
(b)    Parties' Separate Determinations. If Landlord and Tenant fail to reach agreement on or before the Outside Agreement Date, Landlord and Tenant shall each make a separate determination of the Fair Market Rental Value and notify the other party of this determination within twenty-one (21) days after the Outside Agreement Date.
(i)    Two Determinations. If each party makes a timely determination of the Fair Market Rental Value, those determinations shall be submitted to arbitration in accordance with subsection (c).
(ii)    One Determination. If Landlord or Tenant fails to make a determination of the Fair Market Rental Value within the 21-day period, that failure shall be conclusively considered to be that party's approval of the Fair Market Rental Value submitted within the five-day period by the other party.

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(c)    Arbitration. If both parties make timely individual determinations of the Fair Market Rental Value under subsection (b), the Fair Market Rental Value shall be determined by arbitration under this subsection (c).
(i)    Scope of Arbitration. The determination of the arbitrators shall be limited to the sole issue of whether Landlord's or Tenant's submitted Fair Market Rental Value is the closest to the actual Fair Market Rental Value as determined by the arbitrators, taking into account the requirements of Section 51.5.
(ii)    Qualifications of Arbitrator(s). The arbitrators must be licensed real estate brokers who have been active in the leasing of commercial multi-story properties in the Market Area over the five-year period ending on the date of their appointment as arbitrator(s).
(iii)    Parties' Appointment of Arbitrators. Within fifteen (15) days after the Outside Agreement Date, Landlord and Tenant shall each appoint one arbitrator and notify the other party of the arbitrator's name and business address.
(iv)    Appointment of Third Arbitrator. If each party timely appoints an arbitrator, the two (2) arbitrators shall, within ten (10) days after the appointment of the second arbitrator, agree on and appoint a third arbitrator (who shall be qualified under the same criteria set forth above for qualification of the initial two (2) arbitrators) and provide notice to Landlord and Tenant of the arbitrator's name and business address.
(v)    Arbitrators' Decision. Within thirty (30) days after the appointment of the third arbitrator, the three (3) arbitrators shall decide whether the parties will use Landlord's or Tenant's submitted Fair Market Rental Value and shall notify Landlord and Tenant of their decision. The decision of the majority the three (3) arbitrators shall be binding on Landlord and Tenant.
(vi)    If Only One Arbitrator is Appointed. If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) days after the Outside Agreement Date, the arbitrator timely appointed by one of them shall reach a decision and notify Landlord and Tenant of that decision within thirty (30) days after the arbitrator's appointment. The arbitrator's decision shall be binding on Landlord and Tenant.
(vii)    If Only Two Arbitrators Are Appointed. If each party appoints an arbitrator in a timely manner, but the two (2) arbitrators fail to agree on and appoint a third arbitrator within the required period, the arbitrators shall be dismissed without delay and the issue of Fair Market Rental Value shall be submitted to binding arbitration under the real estate arbitration rules of JAMS, subject to the provisions of this section.
(viii)    If No Arbitrator Is Appointed. If Landlord and Tenant each fail to appoint an arbitrator in a timely manner, the matter to be decided shall be submitted without delay to binding arbitration under the real estate arbitration rules of JAMS subject the provisions of this Section 51.6(c).
(d)    Cost of Arbitration. The cost of the arbitration shall be paid by the party whose submitted Fair Market Rental Value is not selected by the arbitrators.

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ARTICLE 52
TELECOMMUNICATIONS LINES AND EQUIPMENT
52.1    Tenant may install, maintain, replace, remove or use any electrical, communications or computer wires and cables (collectively, the “Lines”) in the Building, provided that (i) Tenant shall obtain Landlord's prior written consent (not to be unreasonably withheld), use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 8 and 15 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Building, as determined in Landlord's reasonable opinion, (iii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving such portion of the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any laws or represent a dangerous or potentially dangerous condition. Landlord further reserves the right to require that Tenant remove any and all Lines located in or serving the Premises upon the expiration of the Term or upon any earlier termination of this Lease.
ARTICLE 53
ERISA
[OMITTED]
ARTICLE 54
TENANT'S RIGHT OF FIRST OFFER TO PURCHASE
[OMITTED]
ARTICLE 55
TENANT'S RIGHT OF FIRST OFFER TO LEASE
[OMITTED]

ARTICLE 56
TENANT'S ROOFTOP RIGHTS
56.1    Right to Install and Maintain Rooftop Equipment. At any time during the Lease Term that Tenant occupies a majority of the Building, and subject to the terms of this Article 56, Tenant may install on the roof of the Building telecommunications antennae, microwave dishes or other communication equipment, and solar panels, as necessary or desirable for the operation of Tenant's business within the Premises located within the Building, including any cabling or wiring necessary to connect this rooftop equipment to such Premises (collectively, the “Rooftop Equipment”). If Tenant wishes to install any Rooftop Equipment, Tenant shall first notify Landlord in writing, which notice shall fully describe the Rooftop Equipment, including, without limitation, its purpose, weight, size and desired location on the roof of the Building and its intended method of connection to the applicable Premises. All of

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Tenant's Rooftop Equipment must be located within locations reasonably approved by Landlord prior to any installation. Landlord also reserves the right to reasonably restrict the number and size of dishes, antennae and other Rooftop Equipment installed on the roof of the Building.
56.2    Additional Charges for Rooftop Equipment. Tenant will be solely responsible, at Tenant's sole expense, for the installation, maintenance, repair and removal of the Rooftop Equipment, and Tenant shall at all times maintain the Rooftop Equipment in good condition and repair. Landlord agrees that the named Tenant hereunder (as well as any Affiliate assignee) shall not pay any rental charge for Tenant's use of the rooftop pursuant to the terms of this Article 56 for the Rooftop Equipment, provided, however, if any successor to the named Tenant (other than an Affiliate which succeeds to Tenant's interest in and to this Lease and the entire Premises) wishes to utilize rooftop space, Landlord reserves the right to impose a charge for such use, which shall be consistent with market rates.
56.3    Conditions of Installation. The installation of the Rooftop Equipment shall constitute an alteration and shall be performed in accordance with and subject to the provisions of Article 15 of this Lease. Tenant shall comply with all applicable laws, rules and regulations relating to the installation, maintenance and operation of Rooftop Equipment (including, without limitation, all construction rules and regulations) and will pay all costs and expenses relating to such Rooftop Equipment, including the cost of obtaining and maintaining any necessary permits or approvals for the installation, operation and maintenance thereof in compliance with applicable laws, rules and regulations. Without limiting the foregoing, in connection with the installation, maintenance and operation of the Rooftop Equipment, Tenant shall be responsible for insuring that any warranties with respect to the roof are not violated and that no leaks are created. The installation, operation and maintenance of the Rooftop Equipment shall not adversely affect the structure or operating systems of the Building or the business operations of any other tenant or occupant at the Building. For purposes of determining Landlord's and Tenant's respective rights and obligations with respect to the use of the roof, the portion of the roof affected by the Rooftop Equipment shall be deemed to be a portion of the Premises (provided that such portion shall not be measured for purposes of determining the area of such portion of the Premises); consequently, all of the provisions of this Lease respecting Tenant's obligations hereunder shall apply to the installation, use and maintenance of the Rooftop Equipment, including without limitation provisions relating to compliance with requirements as to insurance, indemnity, repairs and maintenance. Tenant may install cabling and wiring through the applicable Building interior conduits, risers, and pathways of such Building(s) in accordance with Article 56 in order to connect Rooftop Equipment with the applicable Premises in such Building(s).
56.4    Non-Exclusive Right. Tenant's right to install and maintain Rooftop Equipment is non-exclusive unless Tenant leases all of the leasable area in the Building and is subject to termination or revocation as set forth herein, including pursuant to Section 22.2(b) of this Lease. Landlord shall be entitled to all revenue from use of the roof other than revenue from the Rooftop Equipment installed by Tenant. Subject to the terms set forth below in this Section 56.4, Landlord at its election may require the relocation, reconfiguration or removal of the Rooftop Equipment, if in Landlord's reasonable judgment the Rooftop Equipment is interfering with the use of the rooftop for the helipad or other Building operations (including without limitation maintenance, repairs and replacements of the roof) or the business operations of other tenants or occupants of the Building, causing damage to the Building or if Tenant otherwise fails to comply with the terms of this Article 56. If relocation or

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reconfiguration becomes necessary due to interference difficulties, Landlord and Tenant will reasonably cooperate in good faith to agree upon an alternative location or configuration that will permit the operation of the Rooftop Equipment for Tenant's business at the applicable Premises without interfering with other operations at the Building or communications uses of other tenants or occupants. If removal is required due to any breach or default by Tenant under the terms of this Article 56, Tenant shall remove the Rooftop Equipment upon thirty (30) days' written notice from Landlord. Any relocation, removal or reconfiguration of the Rooftop Equipment as provided above shall be at Tenant's sole cost and expense. In addition to the other rights of relocation and removal as set forth herein, Landlord reserves the right to require relocation of Tenant's Rooftop Equipment at any time at its election at Landlord's cost (but not more frequently than once per year) so long as Tenant is able to continue operating its Rooftop Equipment in substantially the same manner as it was operated prior to its relocation. In connection with any relocation of Tenant's Rooftop Equipment at the request of or required by Landlord (other than in the case of a default by Tenant hereunder), Landlord shall provide Tenant with at least thirty (30) days' prior written notice of the required relocation and will conduct the relocation in a commercially reasonable manner and in such a way that will, to the extent reasonably possible, prevent interference with the normal operation of Tenant's Rooftop Equipment. In connection with any relocation, Landlord further agrees to work with Tenant in good faith to relocate Tenant's Rooftop Equipment to a location that will permit its normal operation for Tenant's business operations. Landlord acknowledges that relocation of Tenant's Rooftop Equipment may be disruptive to Tenant's business and, without limiting its rights to require such removal, confirms that it will not exercise its rights hereunder in a bad faith manner or for the purpose of harassing or causing a hardship to Tenant.
56.5    Costs and Expenses. If Tenant fails to comply with the terms of this Article 56 within thirty (30) days following written notice by Landlord (or such longer period as may be reasonably required to comply so long as Tenant is diligently attempting to comply), Landlord may take such action as may be necessary to comply with these requirements. In such event, Tenant agrees to reimburse Landlord for all costs incurred by Landlord to effect any such maintenance, removal or other compliance subject to the terms of this Article 56, including interest on all such amounts in accordance with the rate set forth in Section 4.5, accruing from the date which is ten (10) days after the date of Landlord's demand until the date paid in full by Tenant, with all such amounts being Additional Rent under this Lease.
56.6    Indemnification; Removal. Subject to Section 13.4, Tenant agrees to indemnify Landlord, its partners, agents, officers, directors, employees and representatives from and against any and all liability, expense, loss or damage of any kind or nature from any suits, claims or demands, including reasonable attorneys' fees, arising out of Tenant's installation, operation, maintenance, repair, relocation or removal of the Rooftop Equipment, except to the extent any such liability, expense, loss or damage results from the gross negligence or intentional misconduct of Landlord or its agents, partners, officers, directors, employees, contractors or representatives. At the expiration or earlier termination of the Lease, Tenant may and, upon request by Landlord, shall remove all of the Rooftop Equipment, including any wiring or cabling relating thereto, at Tenant's sole cost and expense and will repair at Tenant's cost any damage resulting from such removal. If Landlord does not require such removal, any Rooftop Equipment remaining at the Building after the expiration or earlier termination of this Lease which is not removed by Tenant shall be deemed abandoned and shall become the property of Landlord.

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56.7    Roof Access; Rules and Regulations. At any time during the Lease Term that Tenant occupies a majority of the Building, subject to compliance with the construction rules for the Building and Landlord's reasonable and nondiscriminatory rules and regulations regarding access to the roof and, upon receipt of Landlord's prior written consent to such activity (which shall not be unreasonably withheld, conditioned or delayed), Tenant and its representatives shall have access to and the right to go upon the roof of the Building, on a seven (7) day per week, twenty-four (24) hour basis, to exercise its rights and perform its obligations under this Article 56. Tenant acknowledges that, except in the case of an emergency or when a Building engineer is not made available to Tenant in sufficient time to allow Tenant to avoid or minimize interruption of use of the Rooftop Equipment, advance notice is required and a Building engineer must accompany all persons gaining access to the rooftop. Tenant may install Rooftop Equipment at the Building only in connection with its business operations at the Premises, and may not lease or license any rights or equipment to third parties or allow the use of any rooftop equipment by any party other than Tenant. Tenant acknowledges that Landlord has made no representation or warranty as to Tenant's ability to operate Rooftop Equipment at the Building and Tenant acknowledges that helicopters, other equipment installations and other structures and activities at or around the Building may result in interference with Tenant's Rooftop Equipment. Except as set forth in this Article 56, Landlord shall have no obligation to prevent, minimize or in any way limit or control any existing or future interference with Tenant's Rooftop Equipment.
ARTICLE 57
EXISTING LEASE TERMINATION

    Landlord and Tenant are currently landlord and tenant under those certain leases (collectively, the "Existing Lease") dated September 11, 2014 for 1321 Harbor Parkway building and dated November 28, 2007 for 1351 Harbor Parkway building, for approximately 148,157 square feet of space in the Building.  Landlord and Tenant hereby agree that the Existing Lease shall terminate effective as of the day prior to the Commencement Date of this Lease (the "Existing Lease Termination Date"; such that the Commencement Date will occur immediately following the termination of the Existing Lease with no “gaps”) as if such date were originally stated to be the termination date of the Existing Lease.  Tenant shall remain liable for all monthly base rent, additional rent and other sums coming due under the Existing Lease up to and including the Existing Lease Termination Date, even if such sums are billed subsequent to the Existing Lease Termination Date.  The termination of the Existing Lease shall be effective without further documentation.

Signatures on Following Page

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IN WITNESS WHEREOF, Landlord and Tenant, acting herein through duly authorized individuals, have caused these presents to be executed as of the Effective Date.
TENANT:

PENUMBRA, INC., a Delaware corporation

By:    __/s/ Adam Elsesser___________
Printed Name: __Adam Elsesser_______
Title: __Chairman and CEO__________

By:    __/s/ Johanna Roberts__________
Printed Name: _Johanna Roberts________
Title: _EVP and General Counsel_______

LANDLORD:

1321 & 1351 Harbor Bay LLC, a Delaware limited liability company

By:    __/s/ Jay Atkinson____________
Printed Name: ___Jay Atkinson________
Title: __Authorized Signatory________

By:    __________________________
Printed Name: _____________________
Title: ______________________

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